EXHIBIT 2.1

Final Version

AGREEMENT AND PLAN OF MERGER

By And Between

COMMUNITY BANKERS ACQUISITION CORP.

AND

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

Dated as of

December 13, 2007

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5.19	Reports	29
5.20	Books and Records	29
5.21	Loans to Executive Officers and Directors	29
5.22	Independence of Directors	29
5.23	Tax and Regulatory Matters; Consents	29
5.24	State Takeover Laws	30
5.25	Stockholders’ Support Agreements	30
5.26	Brokers and Finders; Opinion of Financial Advisor	30
5.27	Board Recommendation	30
5.28	Statements True and Correct	30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF CBAC		31

6.1	Organization, Standing, and Power	31
6.2	Authority; No Breach By the Agreement	32
6.3	Capital Stock	33
6.4	CBAC Subsidiaries	33
6.5	Exchange Act Filings; Financial Statements	33
6.6	Absence of Undisclosed Liabilities	35
6.7	Absence of Certain Changes or Events	35
6.8	Tax Matters	36
6.9	Compliance with Laws	37
6.10	Employment Benefit Plans	38
6.11	Material Contracts	42
6.12	Legal Proceedings	43
6.13	Reports	44
6.14	Brokers and Finders; Opinion of Financial Advisor	44
6.15	Board Recommendation	44
6.16	Statements True and Correct	44
6.17	Tax and Regulatory Matters; Consents	45

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		45

7.1	Affirmative Covenants of BOE	45
7.2	Negative Covenants of the Parties	46
7.3	Affirmative Covenants of CBAC	49
7.4	Adverse Changes in Condition	49
7.5	Reports	49
7.6	Claims Against Trust Account	50

ARTICLE 8 ADDITIONAL AGREEMENTS		50

8.1	Registration Statement; Joint Proxy Statement	50
8.2	Stockholder Approvals	52
8.3	Other Offers	52
8.4	Consents of Regulatory Authorities	54
8.5	Agreement as to Efforts to Consummate	54
8.6	Investigation and Confidentiality	55
8.7	Press Releases	55
8.8	Charter Provisions	56

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8.9	Employee Benefits and Contracts	56
8.10	Indemnification	57
8.11	Employee Non-Solicitation	59
8.12	Dividends	59

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		59

9.1	Conditions to Obligations of Each Party	59
9.2	Conditions to Obligations of CBAC	61
9.3	Conditions to Obligations of BOE	62

ARTICLE 10 TERMINATION		63

10.1	Termination	63
10.2	Effect of Termination	66
10.3	Non-Survival of Representations and Covenants	66

ARTICLE 11 MISCELLANEOUS		66

11.1	Definitions	66
11.2	Expenses	80
11.3	Brokers, Finders and Financial Advisors	82
11.4	Entire Agreement	82
11.5	Amendments	82
11.6	Waivers	82
11.7	Assignment	83
11.8	Notices	83
11.9	Governing Law	84
11.10	Counterparts	84
11.11	Captions; Articles and Sections	84
11.12	Interpretations	85
11.13	Enforcement of Agreement	85
11.14	Severability	85
11.15	No Third Party Beneficiaries	85

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LIST OF APPENDICES AND EXHIBITS

Exhibit	Description
A	Certificate of Incorporation of the Surviving Corporation

B	Bylaws of the Surviving Corporation

C	Officers of the Surviving Corporation

D	Officers of the Surviving Bank

E	Form of Support Agreement

F-1	Form of Employment Agreement of George M. Longest, Jr.

F-2	Form of Employment Agreement of Bruce E. Thomas

G	Form of Retention Agreement of Alexander F. Dillard, Jr.

H	Form of Retention Agreement of Members of the Surviving Corporation’s Board of Directors

I	List of Affiliates

J	Form of Affiliate Agreement

K	Form of BOE’s Legal Opinion

L	Form of CBAC’s Legal Opinion

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Final Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 13, 2007, is by and between Community Bankers Acquisition Corp., a Delaware corporation (“CBAC”) and BOE Financial Services of Virginia, Inc., a Virginia corporation (“BOE”).

Preamble

The Boards of Directors of CBAC and BOE are of the opinion that the transaction described herein is in the best interest of the parties and their respective stockholders. This Agreement provides for the merger of BOE with and into CBAC (the “Merger”). At the effective time of the Merger, the outstanding shares of the capital stock of BOE shall be converted into the right to receive shares of the common stock of CBAC (as provided herein and subject to certain terms and conditions). As a result, stockholders of BOE shall become stockholders of CBAC. The transactions described in this Agreement are subject to the approvals of the stockholders of CBAC and BOE, the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission’s Bureau of Financial Institutions, as well as to the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

Immediately following the Effective Time, Bank of Essex, a Virginia state bank and wholly owned subsidiary of BOE (the “Bank”) will remain in existence under its Articles of Incorporation and Bylaws as in effect immediately prior to the Effective Time as a wholly owned subsidiary of CBAC. The headquarters of the Bank prior to the Effective Time will remain as the headquarters of the Bank following the Merger from and after the Effective Time in accordance with the Bank’s bylaws. The headquarters of the Surviving Corporation will be located in Glen Allen, Virginia.

Prior to the effectiveness and delivery of this Agreement, CBAC has received the written consent of TransCommunity Financial Corporation (“TFC”) to enter into this Agreement as required pursuant to Section 7.3 of the Agreement and Plan of Merger, dated as of September 5, 2007 (the “TFC Agreement”), by and between CBAC and TCF, and there have been no changes, modifications or amendments to the TFC Merger Agreement except as previously disclosed to BOE since the execution of the TFC Merger Agreement.

Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, BOE shall be merged with and into CBAC pursuant to Section 252 of the DGCL and Section 13.1-716 of the VSCA, and with the effect provided in Section 259 of the DGCL and Section 13.1-721 of the VSCA, CBAC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware and the Bank shall become a wholly-owned subsidiary of CBAC. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of BOE and CBAC.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and time the Certificate of Merger reflecting the Merger shall be filed and become effective with the Secretary of State of the State of Delaware and the Articles of Merger reflecting the Merger become effective with the Virginia State Corporation Commission (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as possible after the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the last of the stockholders of CBAC and BOE approve this Agreement to the extent such approval is required by applicable Law and/or the BOE Articles of Incorporation and CBAC Certificate of Incorporation.

1.4	Restructure of Transaction.

CBAC shall have the right to revise the structure of the Merger contemplated by this Agreement by merging BOE with a wholly-owned subsidiary of CBAC; provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of BOE Common Stock or BOE Rights are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) shall impose any less favorable terms or conditions on the Bank or BOE; further provided, however, no such revision shall be effective without the prior written consent of BOE. CBAC may request such consent by giving written notice to BOE in the manner provided in Section 11.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

ARTICLE 2

TERMS OF MERGER

2.1	Charter.

On or prior to the Effective Time, CBAC shall take all actions necessary to adopt the Amended and Restated Certificate of Incorporation of CBAC, substantially in the form attached to this Agreement as Exhibit A, effective as of the Effective Time.

2.2	Bylaws.

On or prior to the Effective Time, CBAC shall take all actions necessary to adopt the Amended and Restated Bylaws of CBAC, substantially in the form attached to this Agreement as Exhibit B, effective as of the Effective Time.

2.3	Directors and Officers.

(a) On or prior to the Effective Time, the Board of Directors of CBAC shall cause the number of directors that will comprise the full board of directors of CBAC at the Effective Time to be fixed at fourteen (14), which board shall consist of two (2) directors designated by CBAC from its current board of directors, six (6) directors designated by TFC from its current board of directors and six (6) directors designated by BOE from its current board of directors, all of whom shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. No other individuals shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time. Alexander F. Dillard, Jr. shall serve as the Chairman of the Surviving Corporation and Troy A. Peery and Gary A. Simanson shall each serve as Vice Chairman of the Surviving Corporation.

(b) On or prior to the Effective Time, the Board of Directors of CBAC will take all actions necessary to cause the persons set forth on Exhibit C to be elected or appointed to the offices shown on Exhibit C of the Surviving Corporation as of the Effective Time.

(c) The headquarters of the Surviving Corporation will be located in Glen Allen, Virginia.

2.4	Consolidation of Banking Operations.

(a) At the Effective time or as soon thereafter as reasonable practicable, any wholly-owned banking subsidiary of TFC shall be merged with and into the Bank (the “Bank Merger”) with the Bank as the surviving bank in the Bank Merger (referred to herein as the “Surviving Bank” whenever reference is made to it as of the effective time of the Bank Merger or thereafter).

(b) On or prior to the effective time of the Bank Merger, the Board of Directors of the Bank shall cause the number of directors that will comprise the full board of directors of the Surviving Bank at the effective time of the Bank Merger to be fixed at fourteen (14), which board shall consist of two (2) directors designated by CBAC, six (6) directors designated by TFC and six (6) directors designated by BOE, all of whom shall serve as the directors of the Surviving Bank from and after the effective time of the Bank Merger in accordance with the Surviving Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. No other individual shall be designated to serve on the Board of Directors of the Surviving Bank at the effective time of the Bank Merger.

(c) On or prior to the effective time of the Bank Merger, the board of directors of the Bank will take all actions necessary to cause the persons set forth on Exhibit D to be elected or appointed to the offices shown on Exhibit D of the Surviving Bank as of the effective time of the Bank Merger.

(d) The headquarters of the Surviving Bank will be located in Tappahannock, Virginia. Each division of the Surviving Bank shall be served by a local advisory board.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1	Conversion of Shares.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of CBAC, BOE or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of CBAC Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares as to which conversion rights provided for in Section C of Article Sixth of the CBAC Certificate of Incorporation (“Conversion Rights”) have been exercised, if applicable, shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

(b) Each share of BOE Common Stock (excluding shares held by CBAC or any BOE Entity (“Excluded Shares”), in each case other than in a fiduciary capacity or as a result of debt previously contracted) issued and outstanding at the Effective Time shall be converted into the right to receive 5.7278 shares (the “Exchange Ratio”) of CBAC Common Stock (the “Merger Consideration”).

(c) If, after the Determination Date, the Average Closing Price is less than $7.42, CBAC shall increase the Exchange Ratio to equal the quotient (rounded to the nearest one ten thousandth) obtained by dividing (i) $42.50 by (ii) the Average Closing Price.

3.2	Anti-Dilution Provisions.

In the event CBAC changes the number of shares of CBAC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock (specifically excluding the effect of the exercise of the Conversion Rights, if applicable) and the record date therefore (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3	Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of BOE Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CBAC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CBAC Common Stock multiplied by the market value of one share of CBAC Common Stock at the Effective Time. The market value of one share of CBAC Common Stock at the Effective Time shall be the closing price on the AMEX (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by CBAC) on the last trading day preceding the Effective Time.

3.4	Conversion of Stock Rights.

(a) At the Effective Time, each award, option, or other right to purchase or acquire shares of BOE Common Stock pursuant to stock options, stock appreciation rights, or stock awards (“BOE Rights”) granted by BOE under the BOE Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to CBAC Common Stock, and CBAC shall assume each BOE Right, in accordance with the terms of the BOE Stock Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) CBAC and its Compensation Committee, as established at the Effective Time of the Merger, shall be substituted for BOE and the committee of BOE’s Board of Directors (including, if applicable, the entire Board of Directors of BOE) administering such BOE Stock Plan, (ii) each BOE Right assumed by CBAC may be exercised solely for shares of CBAC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of CBAC Common Stock subject to such BOE Right shall be equal to the number of shares of BOE Common Stock subject to such BOE Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such BOE Right shall be adjusted by dividing the per share exercise (or threshold) price under each such BOE Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, CBAC shall not be obligated to issue any fraction of a share of CBAC Common Stock upon exercise of BOE Rights and any fraction of a share of CBAC Common Stock that otherwise would be subject to a converted BOE Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of CBAC Common Stock and the per share exercise price of such Right. The market value of one share of CBAC Common Stock shall be the closing price on the AMEX (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by CBAC) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.4, each BOE Right which is an “incentive stock option” shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. CBAC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4.

(b) As soon as reasonably practicable after the Effective Time, CBAC shall deliver to the participants in each BOE Stock Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants pursuant to such BOE Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(a) after giving effect to the Merger), and CBAC shall comply with the terms of each BOE Stock Plan to ensure, to the extent required by, and subject to the provisions of, such BOE Stock Plan, that BOE Rights which qualified as “incentive stock options” prior to the Effective Time continue to qualify as “incentive stock options” after the Effective Time. At or prior to the Effective Time, CBAC shall take all corporate action necessary to reserve for issuance sufficient shares of CBAC Common Stock for delivery upon exercise of BOE Rights assumed by it in accordance with this Section 3.4. As soon as reasonably practicable after the Effective Time, CBAC shall file a registration statement on Form S-1 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of CBAC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, CBAC shall administer the BOE Stock Plan assumed pursuant to this Section 3.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

(c) All restrictions or limitations on transfer with respect to BOE Common Stock awarded under the BOE Stock Plans or any other plan, program, or arrangement of any BOE Entity, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of CBAC Common Stock into which such restricted stock is converted pursuant to this Agreement.

ARTICLE 4

EXCHANGE OF SHARES

4.1	Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, CBAC shall cause the exchange agent selected by CBAC (the “Exchange Agent”) to mail to the former stockholders of BOE appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of BOE Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The certificate or certificates of BOE Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of BOE Common Stock represented by certificates that are not registered in the transfer records of BOE, the Merger Consideration payable for such shares as provided in Section 3.1 may be issued to a transferee if the certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing BOE Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as CBAC may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. CBAC shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1.

(b) After the Effective Time, each holder of shares of BOE Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefore the consideration provided in Section 3.1, without interest, pursuant to this Section 4.1. CBAC shall not be obligated to deliver the consideration to which any former holder of BOE Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s certificate or certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither CBAC, nor any BOE Entity, nor the Exchange Agent shall be liable to any holder of BOE Common Stock or to any holder of BOE Rights for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) Each of CBAC and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of BOE Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by CBAC, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of BOE Common Stock or BOE Rights, as applicable in respect of which such deduction and withholding was made by CBAC, the Surviving Corporation or the Exchange Agent, as the case may be.

(d) Adoption of this Agreement by the stockholders of BOE shall constitute ratification of the appointment of the Exchange Agent.

4.2	Rights of Former BOE Stockholders.

At the Effective Time, the stock transfer books of BOE shall be closed as to holders of BOE Common Stock and no transfer of BOE Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each certificate theretofore representing shares of BOE Common Stock (other than certificates representing Excluded Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BOE

BOE represents and warrants to CBAC, except as set forth on the BOE Disclosure Memorandum with respect to each such Section below as follows:

5.1	Organization, Standing, and Power.

BOE is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). The Bank is a Virginia state bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each of BOE and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of BOE and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a BOE Material Adverse Effect. The minute book and other organizational documents for each of BOE and the Bank have been made available to CBAC for its review and, except as disclosed in Section 5.1 of the BOE Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and stockholders thereof.

5.2	Authority of BOE; No Breach By the Agreement.

(a) BOE has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BOE, subject to the approval of this Agreement by the holders of more than two-thirds of the outstanding shares of BOE Common Stock entitled to be voted at the BOE Stockholders Meeting (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), which is the only BOE stockholder vote required for approval of this Agreement and consummation of the Merger. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of BOE, enforceable against BOE in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by BOE, nor the consummation by BOE of the transactions contemplated hereby, nor compliance by BOE with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BOE’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any BOE Subsidiary or any resolution adopted by the Board of Directors or the stockholders of any BOE Entity, or (ii) except as disclosed in Section 5.2 of the BOE Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BOE Entity under, any Contract or Permit of any BOE Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any BOE Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service (“IRS”) or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by BOE of the Merger and the other transactions contemplated in this Agreement.

5.3	Capital Stock.

(a) The authorized capital stock of BOE consists only of 10,000,000 shares of BOE Common Stock, of which 1,211,246.8238 shares are issued and outstanding as of the date of this Agreement, 1,000,000 of preferred stock, none of which are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding BOE Rights had been exercised, not more than 1,240,605.8238 shares would be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of BOE are duly and validly issued and outstanding and are fully paid and nonassessable under the VSCA. None of the outstanding shares of capital stock of BOE have been issued in violation of any preemptive rights of the current or past stockholders of BOE.

(b) Except for the 100,000 shares of BOE Common Stock reserved for issuance pursuant to outstanding BOE Rights, each as disclosed in Section 5.3 of the BOE Disclosure Memorandum, there are no shares of capital stock or other equity securities of BOE reserved for issuance and no outstanding Rights relating to the capital stock of BOE.

(c) Except as specifically set forth in this Section 5.3, there are no shares of BOE capital stock or other equity securities of BOE outstanding and there are no outstanding Rights with respect to any BOE securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of BOE.

5.4	BOE Subsidiaries.

BOE has disclosed in Section 5.4 of the BOE Disclosure Memorandum each of the BOE Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the BOE Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the form of organization and the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the BOE Disclosure Memorandum, BOE owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of each BOE Subsidiary. No capital stock (or other equity interest) of any BOE Subsidiary is or may become required to be issued (other than to another BOE Entity) by reason of any Rights, and there are no Contracts by which any BOE Subsidiary is bound to issue (other than to another BOE Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any BOE Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any BOE Subsidiary (other than to another BOE Entity). There are no Contracts relating to the rights of any BOE Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any BOE Subsidiary. All of the shares of capital stock (or other equity interests) of each BOE Subsidiary held by a BOE Entity are fully paid and nonassessable and are owned directly or indirectly by such BOE Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the BOE Disclosure Memorandum, each BOE Subsidiary is a state bank, corporation, limited liability company, limited partnership or limited liability partnership, and each such BOE Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each BOE Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have individually or in the aggregate, a BOE Material Adverse Effect. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by the Bank are insured by the FDIC’s Deposit Insurance Fund. The minute book and other organizational documents for each BOE Subsidiary have been made available to CBAC for its review, and, except as disclosed in Section 5.4 of the BOE Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

5.5	Exchange Act Filings; Securities Offerings; Financial Statements.

Except as disclosed in Section 5.5 of the BOE Disclosure Memorandum:

(a) BOE has timely filed and made available to CBAC all Exchange Act Documents required to be filed by BOE since January 1, 2004 (together with all Exchange Act Documents filed, whether or not required to be filed, the “BOE Exchange Act Reports”). The BOE Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BOE Exchange Act Reports or necessary in order to make the statements in such BOE Exchange Act Reports in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by BOE since January 1, 2002 (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. BOE has delivered or made available to CBAC all comment letters received since January 1, 2002 by BOE from the staffs of the SEC and all responses to such comment letters by or on behalf of BOE with respect to all filings under the Securities Laws. BOE’s principal executive officer and principal financial officer (and BOE’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to BOE’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither BOE nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. No BOE Subsidiary is required to file any Exchange Act Documents.

(b) Each of the BOE Financial Statements (including, in each case, any related notes) that are contained in the BOE Exchange Act Reports, including any BOE Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or at the time of filing will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in all material respects the consolidated financial position of BOE and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The BOE Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c) BOE’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of BOE and its Subsidiaries whether or not included in BOE’s Exchange Act Reports (including the related notes), is and has been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (y) “independent” with respect to BOE within the meaning of Regulation S-X, and (z) with respect to BOE, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 5.5(c) of the BOE Disclosure Memorandum lists all non-audit services performed by BOE’s independent public accountants for BOE and its Subsidiaries since January 1, 2004.

(d) BOE maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning BOE and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Section 5.5(d) of the BOE Disclosure Memorandum lists, and BOE has delivered to CBAC copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. BOE and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act including the filing requirements thereunder to the extent applicable.

5.6	Absence of Undisclosed Liabilities.

No BOE Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a BOE Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheets of BOE as of December 31, 2006 and September 30, 2007, included in the BOE Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past practices subsequent to September 30, 2007 or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 5.6 of the BOE Disclosure Memorandum lists, and BOE has attached and delivered to CBAC copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by BOE or its Subsidiaries. Except as disclosed in Section 5.6 of the BOE Disclosure Memorandum, no BOE Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $250,000 and any amounts, whether or not in excess of $250,000 that, in the aggregate, exceed $500,000. Except (x) as reflected in BOE’s balance sheet at September 30, 2007 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since September 30, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither BOE nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

5.7	Absence of Certain Changes or Events.

Since September 30, 2007, except as disclosed in the BOE Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the BOE Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a BOE Material Adverse Effect, and (ii) none of the BOE Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BOE provided in this Agreement.

5.8	Tax Matters.

(a) All BOE Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the BOE Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the BOE Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the BOE Entities. No claim has ever been made by an authority in a jurisdiction where any BOE Entity does not file a Tax Return that such BOE Entity may be subject to Taxes by that jurisdiction.

(b) None of the BOE Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any BOE Entity or the assets of any BOE Entity. No officer or employee responsible for Tax matters of any BOE Entity expects any Taxing Authority is reasonably likely to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any BOE Entity which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the BOE Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Each BOE Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each BOE Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) for such BOE Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the BOE Entities in filing their Tax Returns.

(e) Except as described in Section 5.8(e) of the BOE Disclosure Memorandum, none of the BOE Entities is a party to any Tax allocation or sharing agreement and none of the BOE Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the BOE Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) Except as disclosed in Section 5.8(g) of the BOE Disclosure Memorandum, none of the BOE Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. BOE has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. None of the BOE Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of BOE that will be required under applicable tax law to be reported by CBAC, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the BOE Entities disclosed in Section 5.8(g) of the BOE Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) Each of the BOE Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) No BOE Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by any BOE Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) No BOE Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) BOE has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m) No BOE Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n) BOE has provided CBAC with complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the BOE Entities relating to the taxable periods since inception and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the BOE Entities.

(o) No BOE Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any BOE Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the BOE Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p) No BOE Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 5.8, any reference to BOE or any BOE Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with BOE or a BOE Entity.

5.9	Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.

(a) BOE’s allowance for loan losses (the “Allowance”) shown on the balance sheets of BOE included in the most recent BOE Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of BOE included in the BOE Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the BOE Entities as of the dates thereof. The BOE Financial Statements fairly present the fair market values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof.

(b) As of the date hereof, all loans, discounts and leases (in which any BOE Entity is lessor) reflected on the BOE Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the Knowledge of BOE, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of September 30, 2007 and on a monthly basis thereafter, and of the investment portfolios of each BOE Entity as of such date, have been and will be delivered to CBAC concurrently with the BOE Disclosure Memorandum. Except as specifically set forth in Section 5.9(b) of the BOE Disclosure Memorandum, neither BOE nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to the Knowledge of BOE, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by BOE or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% stockholder of any BOE Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

5.10	Assets.

(a) Except as disclosed in Section 5.10 of the BOE Disclosure Memorandum or as disclosed or reserved against in the BOE Financial Statements delivered prior to the date of this Agreement, the BOE Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the BOE Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BOE’s past practices.

(b) All Assets which are material to BOE’s business on a consolidated basis, held under leases or subleases by any of the BOE Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) The BOE Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the BOE Entities has received written notice from any insurance carrier, or have any reason to believe that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any BOE Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any BOE Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $125,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any BOE Entity under such policies. BOE has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d) The Assets of the BOE Entities include all Assets required by BOE Entities to operate the business of the BOE Entities as presently conducted.

5.11	Intellectual Property.

Except as disclosed in Section 5.11 of the BOE Disclosure Memorandum, each BOE Entity owns or has a license to use all of the Intellectual Property used by such BOE Entity in the course of its business, including sufficient rights in each copy possessed by each BOE Entity. Each BOE Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such BOE Entity in connection with such BOE Entity’s business operations, and such BOE Entity has the right to convey by sale or license any Intellectual Property so conveyed. No BOE Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of BOE threatened, which challenge the rights of any BOE Entity with respect to Intellectual Property used, sold or licensed by such BOE Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To BOE’s knowledge, the conduct of the business of the BOE Entities does not infringe any Intellectual Property of any other person. No BOE Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. BOE has no Contracts with any of its directors, officers, or employees which require such officer, director or employee to assign any interest in any Intellectual Property to a BOE Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a BOE Entity, and to BOE’s Knowledge, no such officer, director or employee is party to any Contract with any Person other than a BOE Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a BOE Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a BOE Entity. No officer, director or employee of any BOE Entity is party to any confidentiality, nonsolicitation, noncompetition or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any BOE Entity.

5.12	Environmental Matters.

(a) BOE has delivered, or caused to be delivered to CBAC, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any BOE Entity relating to its Participating Facilities and Operating Facilities. To BOE’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by BOE or Bank.

(b) To BOE’s Knowledge, each BOE Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a BOE Material Adverse Effect.

(c) There is no Litigation pending, or to BOE’s Knowledge, no environmental enforcement action, investigation, or litigation threatened before any Governmental Authority or other forum in which any BOE Entity or any of its Operating Properties or Participation Facilities (or BOE in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any BOE Entity or any of its Operating Properties or Participation Facilities nor is there any reasonable basis for any litigation as described in this Section 5.12(c), except as such is not reasonably likely to have, individually or in the aggregate, a BOE Material Adverse Effect.

(d) During the period of (i) any BOE Entity’s ownership or operation of any of their respective current properties, (ii) any BOE Entity’s participation in the management of any Participation Facility, or (iii) any BOE Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or to BOE’s Knowledge adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any BOE Entity’s ownership or operation of any of their respective current properties, (ii) any BOE Entity’s participation in the management of any Participation Facility, or (iii) any BOE Entity’s holding of a security interest in any Operating Property, to BOE’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. During and, to BOE’s Knowledge, prior to the period of (i) BOE Entity’s ownership or operation of any of their respective current properties, (ii) any BOE Entity’s participation in the management of any Participation Facility, or (iii) any BOE Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws at such property or facility, including but not limited to unauthorized alterations of wetlands.

5.13	Compliance with Laws.

(a) BOE is a bank holding company duly registered and in good standing as such with the Federal Reserve and the Bureau. The Bank is a member in good standing with the Bureau, the Federal Reserve System and the FDIC.

(b) Each of the BOE Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c) None of the BOE Entities is in Default under any Laws or Orders (not including Environmental Laws) applicable to its business or employees conducting its business.

(d) Since January 1, 2004, none of the BOE Entities has received any notification or communication from any Governmental Authority (i) asserting that BOE or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders (not including Environmental Laws) which such Governmental Authority enforces, (ii) threatening to revoke any Permits (not including those relating to environmental matters set forth in Section 5.12 of this Agreement), or (iii) requiring BOE or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices (not including those relating to environmental matters set forth in Section 5.12 of this Agreement).

(e) There (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of BOE or any of its Subsidiaries (not including those relating to environmental matters set forth in Section 5.12 of this Agreement), (ii) are no written notices or correspondence received by BOE and BOE does not reasonably expect to receive any written notices or correspondence with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority (not including those relating to environmental matters set forth in Section 5.12 of this Agreement) with respect to BOE’s or any of BOE’s Subsidiaries’ business, operations, policies or procedures since January 1, 2002, and (iii) is not any pending or, to BOE’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of it or any of its Subsidiaries.

(f) None of the BOE Entities nor any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Governmental Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(g) Each BOE Entity has complied with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act and applicable regulations promulgated thereunder, and each BOE Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 208.62.

(h) Each BOE Entity has complied and will comply with all requirements of Law governing and regulating the closing of branch offices of the Bank.

5.14	Labor Relations.

(a) No BOE Entity is the subject of any Litigation asserting that it or any other BOE Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other BOE Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any BOE Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to BOE’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any BOE Entity pending or threatened and there have been no such actions or disputes in the past five years. To BOE’s Knowledge, there has not been any attempt by any BOE Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any BOE Entity. Except as disclosed in Section 5.14 of the BOE Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each BOE Entity is terminable at will by the relevant BOE Entity without (i) any penalty, liability or severance obligation incurred by any BOE Entity, (ii) and in all cases without prior consent by any Governmental Authority. No BOE Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations, except as disclosed in Section 5.14 of the BOE Disclosure Memorandum.

(b) To BOE’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c) No BOE Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any BOE Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any BOE Entity; and no BOE Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any BOE Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

5.15	Employee Benefit Plans.

(a) BOE has disclosed in Section 5.15(a) of the BOE Disclosure Memorandum, and has delivered or made available to CBAC prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any BOE Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “BOE Benefit Plan,” and collectively, the “BOE Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) in respect of which any BOE Entity or ERISA Affiliate has or reasonably could have any obligation or Liability (each, an “Other Plan”). Any of the BOE Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “BOE ERISA Plan.” No BOE ERISA Plan or Other Plan is a “defined benefit plan” (as defined in Code Section 414(j)), or is subject to Code Section 412 or Title IV of ERISA.

(b) BOE has delivered or made available to CBAC prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Except as disclosed in Section 5.15(c) of the BOE Disclosure Memorandum, each BOE Benefit Plan is in material compliance with the terms of such BOE Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each BOE ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS that is as current as possible under applicable IRS procedures and that is still in effect and applies to the applicable BOE ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter, which when issued, will be as current as possible under applicable IRS procedures and which, when issued, will apply retroactively to the BOE ERISA Plan as amended and as administered. BOE is not aware of any circumstances likely to result in revocation of any such favorable determination letter, which has been issued by the IRS, and BOE is not aware of any circumstances likely to result in a failure to issue any such favorable determination letter for which it has applied. BOE has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any BOE Benefit Plan with applicable Laws. No BOE Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the BOE which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither BOE nor any administrator or fiduciary of any BOE Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any BOE Entity or CBAC to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the BOE Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any BOE Benefit Plan.

(e) All BOE Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the BOE Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the BOE Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To BOE’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any BOE Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) No BOE Entity has, or ever has had, a pension plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA. There is no Lien nor is there expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971 applicable to any BOE Entity or any BOE Entity’s Assets. Neither BOE nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006, if any, have been timely paid by BOE and by each of its ERISA Affiliates.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by any BOE Entity or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any BOE Entity or its ERISA Affiliates with respect to any ongoing, frozen, terminated or other single-employer plan of any BOE Entity or the single-employer plan of any ERISA Affiliate.

There has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of any BOE Entity or of an ERISA Affiliate.

(i) Except as disclosed in Section 5.15(i) of the BOE Disclosure Memorandum, no BOE Entity has any Liability for retiree or similar health, life or death benefits under any of the BOE Benefit Plans, or other plan or arrangement, except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B and there are no restrictions on the rights of such BOE Entity to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any BOE Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j) Except as disclosed in Section 5.15(j) of the BOE Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any BOE Entity from any BOE Entity under any BOE Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BOE Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any BOE Entity or the rights of any BOE Entity in, to or under any insurance on the life of any current or former officer, director or employee of any BOE Entity, or change any rights or obligations of any BOE Entity with respect to such insurance.

(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any BOE Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the BOE Financial Statements to the extent required by and in accordance with GAAP.

(l) All individuals who render services to any BOE Entity and who are authorized to participate in a BOE Benefit Plan pursuant to the terms of such BOE Benefit Plan are in fact eligible to and authorized to participate in such BOE Benefit Plan in accordance with the terms of such BOE Benefit Plan, the Code, ERISA and other applicable Laws.

(m) Neither BOE nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n) Except as disclosed in Section 5.15(n) of the BOE Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as BOE presently holds. Each BOE Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o) No BOE Benefit Plan holds any employer security (within the meaning of ERISA Section 407(d)(1)) or employer real property (within the meaning of ERISA Section 407(d)(2)); and no commitment has been made that would require any BOE Benefit Plan to hold any such employer security or employer real property.

(p) All contributions and premiums required by applicable Law or the terms of an applicable BOE Benefit Plan to be paid prior to Closing have been or will be timely made or paid in full prior to the Closing.

(q) There has been no act or omission which has given rise to or may give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 501(l) or 4071 of ERISA or Chapters 43, 47 or 68 of the Code for which any of the BOE Entities or any of their respective ERISA Affiliates may be liable.

(r) No action has been or reasonably ought to be taken to correct any defects with respect to any BOE Benefit Plan under any IRS correction procedure or any United States Department of Labor fiduciary correction procedure.

(s) Except as disclosed in Section 5.15(s) of the BOE Disclosure Memorandum, no payment contemplated or required by any BOE Benefit Plan would in the aggregate constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(t) Each BOE Benefit Plan which constitutes a “group health plan” (as defined in ERISA Section 607(1) or Code Section 4980B(g)(2)) has been operated in material compliance with applicable Law.

(u) There has been no act or omission that would impair or otherwise limit the right or ability of BOE or the Bank, as may be applicable, to unilaterally amend, from time to time, or terminate, any BOE Benefit Plan.

(v) Each BOE Benefit Plan which is subject to Code Section 409A has been operated and administered in compliance with and otherwise complies with such section. No tax, interest or penalty has been assessed or incurred pursuant to Code Section 409A in relation to any BOE Benefit Plan.

5.16	Material Contracts.

(a) Except as disclosed in Section 5.16 of the BOE Disclosure Memorandum or otherwise reflected in the BOE Financial Statements, none of the BOE Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $125,000, (ii) any Contract relating to the borrowing of money by any BOE Entity or the guarantee by any BOE Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of BOE’s business and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of BOE’s business), (iii) any Contract which prohibits or restricts any BOE Entity or any personnel of a BOE Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any BOE Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $125,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by BOE as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act, if such reporting requirements applied to BOE as of such date (together with all Contracts referred to in Sections 5.11 and 5.15(a), the “BOE Contracts”).

(b) With respect to each BOE Contract and except as disclosed in Section 5.16(b) of the BOE Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no BOE Entity is in Default thereunder; (iii) no BOE Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to BOE’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. All of the indebtedness of any BOE Entity for money borrowed is prepayable at any time by such BOE Entity without penalty, premium or charge, except as specified in Section 5.16(b) of the BOE Disclosure Memorandum.

5.17	Privacy of Customer Information.

(a) Each BOE Entity is the sole owner of all (i) “nonpublic personal information” as such term is defined in the Privacy Requirements, and (ii) any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) (“Customer Information”) relating to customers, former customers and prospective customers that will be transferred to CBAC pursuant to this Agreement.

(b) Each of the BOE Entities has at all times implemented and maintained commercially reasonable technical, physical and organizational security measures as are appropriate in the circumstances to protect Customer Information against unauthorized or unlawful processing, access, input, disclosure, use, recording, copying, alteration, removal, deletion, accidental loss, corruption, destruction or damage, including:

(i) firewalls, intrusion detection systems, locking file cabinets, and other appropriate physical and electronic security mechanism, including current revisions of all software releases and all software patches;

(ii) utilization of industry-standard or better network access control restrictions and methods of terminating unauthorized network access, including identification to the extent possible of the identify of the Person making such unauthorized access; and

(iii) not making changes that would increase the risk of unauthorized access to BOE’s network.

5.18	Legal Proceedings.

Except as disclosed in Section 5.18 of the BOE Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of BOE, threatened (or unasserted but considered probable of assertion) against any BOE Entity, or against any director, officer, employee or agent of any BOE Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the BOE Entity or Employee Benefit Plan of any BOE Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any BOE Entity. No claim for indemnity has been made or, to BOE’s Knowledge, threatened by any director, officer, employee, independent contractor or agent to any BOE Entity and to BOE’s Knowledge, no basis for any such claim exists.

5.19	Reports.

Except as disclosed in Section 5.19 of BOE Disclosure Memorandum, since January 1, 2004, in addition to the BOE Exchange Act Reports, each BOE Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20	Books and Records.

BOE and each BOE Entity maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of BOE and to maintain accountability for BOE’s consolidated Assets; (c) access to BOE’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of BOE’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.21	Loans to Executive Officers and Directors.

Neither BOE nor the Bank has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of BOE, except as permitted by Federal Reserve Regulation O. Section 5.21 of the BOE Disclosure Memorandum identifies any loan or extension of credit maintained by BOE to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

5.22	Independence of Directors.

BOE’s directors listed on Section 5.22 of the BOE Disclosure Memorandum and who will be serving on the Board of Directors of the Surviving Corporation after the Closing Date will be “independent” directors of the Surviving Corporation within the meaning of the Sarbanes-Oxley Act.

5.23	Tax and Regulatory Matters; Consents.

None of the BOE Entities or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b).

5.24	State Takeover Laws.

Each BOE Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

5.25	Stockholders’ Support Agreements.

Each of the directors and executive officers of BOE has executed and delivered to CBAC the Support Agreements in the form of Exhibit E attached hereto.

5.26	Brokers and Finders; Opinion of Financial Advisor.

Except for BOE Financial Advisor, neither BOE nor its Subsidiaries, or any of their respective officers, directors, employees or Representatives, has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby. BOE has received the written opinion of BOE Financial Advisor, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair from a financial point of view, a signed copy of which has been delivered to CBAC.

5.27	Board Recommendation.

The Board of Directors of BOE, at a meeting duly called and held, has by unanimous vote of the directors present who constituted all of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Support Agreements and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of the BOE’s stockholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of BOE Common Stock approve this Agreement, the Merger and the related transactions and to call and hold a special meeting of BOE’s stockholders to consider this Agreement, the Merger and the related transactions.

5.28	Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any BOE Entity or any Affiliate thereof to CBAC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by any BOE Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by CBAC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) None of the information supplied or to be supplied by the BOE Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each party’s stockholders in connection with the Stockholders Meetings, and any other documents to be filed by any BOE Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the any Joint Proxy Statement, when first mailed to the stockholders of each party be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders Meetings be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders Meetings.

(d) All documents that any BOE Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CBAC

CBAC hereby represents and warrants to BOE as follows:

6.1	Organization, Standing, and Power.

CBAC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CBAC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CBAC Material Adverse Effect. The minute book and other organizational documents for CBAC has been made available to BOE for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and stockholders thereto.

6.2	Authority; No Breach By the Agreement.

(a) CBAC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBAC, subject to the approval of this Agreement and the consummation of the transactions contemplated hereby by the holders of a majority of the outstanding shares of CBAC IPO Common Stock cast at the CBAC Stockholders Meeting with the holders of less than 20% of the outstanding shares of CBAC IPO Common Stock voting at the CBAC Stockholders Meeting against the Merger and thereafter exercising the Conversion Rights, or in the event that CBAC consummates a CBAC Business Combination prior to the CBAC Stockholders Meeting, the approval of this Agreement and the consummation of the transactions contemplated hereby by, the holders of a majority of the outstanding shares of CBAC Common Stock entitled to vote at the CBAC Stockholders Meeting. Subject to any necessary approvals referred to in Article 8, this Agreement represents a legal, valid, and binding obligation of CBAC, enforceable against CBAC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by CBAC, nor the consummation by CBAC of the transactions contemplated hereby, nor compliance by CBAC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CBAC’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (other than the Consent of TFC which has been received by CBAC), pursuant to, or result in the creation of any Lien on any Asset of CBAC under, any Contract or Permit of CBAC, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to CBAC or any of its material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of AMEX and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a CBAC Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by CBAC of the Merger and the other transactions contemplated in this Agreement.

6.3	Capital Stock.

(a) The authorized capital stock of CBAC consists of (i) 50,000,000 shares of CBAC Common Stock, of which 9,375,000 shares are issued and outstanding as of the date of this Agreement (which includes 1,499,250 shares subject to Conversion Rights), and (ii) 5,000,000 shares of CBAC Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of the capital stock of CBAC are, and all of the shares of CBAC Common Stock to be issued in exchange for shares of BOE Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of CBAC have been, and none of the shares of CBAC Common Stock to be issued in exchange for shares of BOE Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past stockholders of CBAC.

(b) Except for 7,500,000 shares of CBAC Common Stock reserved for issuance pursuant to the CBAC Warrants and 1,050,000 shares of CBAC Common Stock reserved for issuance pursuant to the CBAC UPO, as disclosed in Section 6.3 of the CBAC Disclosure Memorandum, shares reserved for issuance pursuant to the TFC Agreement and shares reserved for issuance pursuant to this Agreement, there are no shares of capital stock or other equity securities of CBAC reserved for issuance and no outstanding Rights relating to the capital stock of CBAC.

(c) Except as set forth in Section 6.3(a), or as disclosed in Section 6.3 of the CBAC Disclosure Memorandum, there are no shares of capital stock or other equity securities of CBAC outstanding and no outstanding CBAC Rights relating to the capital stock of CBAC.

6.4	CBAC Subsidiaries.

CBAC has no subsidiaries.

6.5	Exchange Act Filings; Financial Statements.

(a) CBAC has timely filed and made available to BOE all Exchange Act Documents required to be filed by CBAC since inception (together with all such Exchange Act Documents filed, whether or not required to be filed, the “CBAC Exchange Act Reports”). The CBAC Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CBAC Exchange Act Reports or necessary in order to make the statements in such CBAC Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by CBAC (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of material fact or omit to state a material fact required to be stated in the offering or necessary in order to make the statements in such documents not misleading. CBAC has delivered or made available to BOE all comment letters received by CBAC from the staffs of the SEC and all responses to such comment letters by or on behalf of CBAC with respect to all filings under the Securities Laws. CBAC’s principal executive officers and principal financial officers (CBAC’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Section 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to CBAC’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CBAC nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submissions of such certification.

(b) Each of the CBAC Financial Statements (including, in each case, any related notes) contained in the CBAC Exchange Act Reports, including any CBAC Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the financial position of CBAC and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The CBAC Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c) Each of CBAC’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of CBAC included in CBAC’s Exchange Act Reports (including the related notes), is and has been throughout the periods covered by such CBAC Financial Statements (x) registered public accounting firms (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (y) “independent” with respect to CBAC within the meaning of Regulation S-X and, (z) with respect to CBAC, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 6.5(c) of the CBAC Disclosure Memorandum lists all non-audit services performed by CBAC’s independent public accountants for CBAC since inception.

(d) CBAC maintains disclosure controls and procedures required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning CBAC is made known on a timely basis to the principal executive officer and the principal financial officer. Section 6.5(d) of the CBAC Disclosure Memorandum lists, and CBAC has delivered to BOE copies of, all written description of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. CBAC and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder to the extent applicable.

(e) CBAC has reported the fair value of all warrants it has issued, including without limitation, the CBAC Warrants, on its CBAC Financial Statements in accordance with Emerging Issues Task Force No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock.

6.6	Absence of Undisclosed Liabilities.

CBAC has no Liabilities required under GAAP to be set forth on a balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a CBAC Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the balance sheet of CBAC as of September 30, 2007, included in the CBAC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past practices subsequent to September 30, 2007, or (iii) incurred in connection with the transactions contemplated by this Agreement. Except (x) as reflected in CBAC’s balance sheet at September 30, 2007 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since September 30, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, CBAC has no Material Liabilities or obligations of any nature.

6.7	Absence of Certain Changes or Events.

(a) Since September 30, 2007, except as disclosed in the CBAC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the CBAC Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CBAC Material Adverse Effect, and (ii) CBAC has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CBAC provided in this Agreement.

6.8	Tax Matters.

(a) CBAC has timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. CBAC is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes of CBAC (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of CBAC. No claim has ever been made by an authority in a jurisdiction where CBAC does not file a Tax Return that CBAC may be subject to Taxes by that jurisdiction.

(b) CBAC has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of CBAC or the assets of CBAC. No officer or employee responsible for Tax matters of CBAC expects any Taxing Authority is reasonably likely to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of CBAC which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. CBAC has not waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) CBAC has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of CBAC (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) for CBAC and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of CBAC in filing its Tax Returns.

(e) Except as described in Section 6.8(e) of the CBAC Disclosure Memorandum, CBAC is not a party to any Tax allocation or sharing agreement.

(f) CBAC is not a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) Except as disclosed in Section 6.8(g) of the CBAC Disclosure Memorandum, CBAC has not made any payments, is not obligated to make any payments, or is not a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. CBAC has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. CBAC is not and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(h) CBAC is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) CBAC is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by CBAC is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) “limited use property” within the meaning of Rev. Proc. 76-30; (v) subject to Section 168(g)(1)(A) of the Code; or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) CBAC has no “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

6.9	Compliance with Laws.

(a) CBAC, on or before consummation of the Merger, will be a bank holding company duly registered and in good standing as such with the Federal Reserve and the Bureau and a member in good standing of the Federal Reserve System.

(b) CBAC has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to its respective businesses or employees conducting their respective businesses.

(c) CBAC is not in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d) CBAC has not received any notification or communication from any Governmental Authority (i) asserting that CBAC is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring CBAC (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices.

(e) There (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of CBAC; (ii) are no notices or correspondence received by

CBAC with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to CBAC’s business, operations, policies or procedures since its inception; and (iii) is not any pending or, to CBAC’s Knowledge, threatened any investigation or review of CBAC on behalf of any Governmental Authority, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of CBAC.

(f) None of CBAC or any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Governmental Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

6.10	Employment Benefit Plans.

(a) CBAC has disclosed in Section 6.10 of the CBAC Disclosure Memorandum, and has delivered or made available to BOE prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by CBAC or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “CBAC Benefit Plan,” and collectively, the “CBAC Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) in respect of which CBAC or ERISA Affiliate has or reasonably could have any obligation or Liability (each a “CBAC Other Plan”). Any of the CBAC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “CBAC ERISA Plan.” No CBAC ERISA Plan or CBAC Other Plan is a “defined benefit plan” (as defined in Code Section 414(j)), or is subject to Code Section 412 or Title IV of ERISA.

(b) CBAC has delivered or made available to BOE prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans; (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding calendar years since inception; (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings); (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years; and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each CBAC Benefit Plan is in material compliance with the terms of such CBAC Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each CBAC ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS that is as current as possible under applicable IRS procedures and that is still in effect and applies to the applicable CBAC ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter, which when issued, will be as current as possible under applicable IRS procedures and which, when issued, will apply retroactively to the CBAC ERISA Plan as amended and as administered. CBAC is not aware of any circumstances likely to result in revocation of any such favorable determination letter which has been issued by the IRS, and CBAC is not aware of any circumstances likely to result in a failure to issue any such favorable determination letter for which it has applied. CBAC has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any CBAC Benefit Plan with applicable Laws. No CBAC Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the CBAC which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither CBAC nor any administrator or fiduciary of any CBAC Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject CBAC or CBAC to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the CBAC Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any CBAC Benefit Plan.

(e) All CBAC Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the CBAC Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the CBAC Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To the CBAC’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any CBAC Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) CBAC does not, and has never had, a pension plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA. There is no Lien nor is there expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971 applicable to CBAC or its Assets. Neither CBAC nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006, if any, have been timely paid by CBAC and by each of its ERISA Affiliates.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by CBAC or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by CBAC or its ERISA Affiliates with respect to any ongoing, frozen, terminated or other single-employer plan of CBAC or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of CBAC or of an ERISA Affiliate.

(i) CBAC has no Liability for retiree or similar health, life or death benefits under any of the CBAC Benefit Plans, or other plan or arrangement, except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B and there are no restrictions on the rights of CBAC to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any CBAC Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j) Except as disclosed in Section 6.10 of the CBAC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of CBAC from CBAC under any CBAC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CBAC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by CBAC or the rights of CBAC in, to or under any insurance on the life of any current or former officer, director or employee of CBAC, or change any rights or obligations of CBAC with respect to such insurance.

(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of CBAC and its beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the CBAC Financial Statements to the extent required by and in accordance with GAAP.

(l) All individuals who render services to CBAC and who are authorized to participate in a CBAC Benefit Plan pursuant to the terms of such CBAC Benefit Plan are in fact eligible to and authorized to participate in such CBAC Benefit Plan in accordance with the terms of such CBAC Benefit Plan, the Code, ERISA and other applicable Laws.

(m) Neither CBAC nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n) Except as disclosed in Section 6.10 of the CBAC Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as CBAC presently holds. CBAC will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o) No CBAC Benefit Plan holds any employer security (within the meaning of ERISA Section 407(d)(1)) or employer real property (within the meaning of ERISA Section 407(d)(2)); and no commitment has been made that would require any CBAC Benefit Plan to hold any such employer security or employer real property.

(p) All contributions and premiums required by applicable Law or the terms of an applicable CBAC Benefit Plan to be paid prior to Closing have been or will be timely made or paid in full prior to the Closing.

(q) There has been no act or omission which has given rise to or may give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 501(l) or 4071 of ERISA or Chapters 43, 47 or 68 of the Code for which any of the CBAC Entities or any of their respective ERISA Affiliates may be liable.

(r) No action has been or reasonably ought to be taken to correct any defects with respect to any CBAC Benefit Plan under any IRS correction procedure or any United States Department of Labor fiduciary correction procedure.

(s) No payment contemplated by any CBAC Benefit Plan would in the aggregate constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(t) Each CBAC Benefit Plan which constitutes a “group health plan” (as defined in ERISA Section 607(1) or Code Section 4980B(g)(2)) has been operated in material compliance with applicable Law.

(u) There has been no act or omission that would impair or otherwise limit the right or ability of CBAC or the Bank, as may be applicable, to unilaterally amend, from time to time, or terminate, any CBAC Benefit Plan.

(v) Each CBAC Benefit Plan which is subject to Code Section 409A has been operated and administered in compliance with and otherwise complies with such section. No tax, interest or penalty has been assessed or incurred pursuant to Code Section 409A in relation to any CBAC Benefit Plan.

6.11	Material Contracts.

(a) Except as disclosed in Section 6.11 of the CBAC Disclosure Memorandum or otherwise reflected in the CBAC Financial Statements, none of CBAC, nor any of its respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $125,000, (ii) any Contract relating to the borrowing of money by CBAC or the guarantee by CBAC of any such obligation other than trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of CBAC’s business), (iii) any Contract which prohibits or restricts CBAC or any personnel of CBAC from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by CBAC, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $125,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by CBAC as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act, if such reporting requirements applied to CBAC as of such date (together with all Contracts referred to in Sections 6.10(a), the “CBAC Contracts”).

(b) With respect to each CBAC Contract and except as disclosed in Section 6.11 of the CBAC Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) CBAC is not in Default thereunder; (iii) CBAC has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to CBAC’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. All of the indebtedness of CBAC for money borrowed is prepayable at any time by CBAC without penalty, premium or charge, except as specified in Section 6.11(b) of the CBAC Disclosure Memorandum.

6.12	Legal Proceedings.

Except as disclosed in Section 6.12 of the CBAC Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CBAC, threatened (or unasserted but considered probable of assertion) against CBAC, or against any director, officer, employee or agent of CBAC in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of CBAC or Employee Benefit Plan of CBAC, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against CBAC. No claim for indemnity has been made or, to CBAC’s Knowledge, threatened by any director, officer, employee, independent contractor or agent to CBAC and to CBAC’s Knowledge, no basis for any such claim exists.

6.13	Reports.

Since inception, in addition to the CBAC Exchange Act Reports, CBAC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.14	Brokers and Finders; Opinion of Financial Advisor.

Except for Keefe, Bruyette & Woods, Inc. neither CBAC nor any of its respective officers, directors, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby. CBAC has received the written opinion of Keefe, Bruyette & Woods, Inc., dated as of the date of this Agreement, to the effect that the Merger Consideration is fair from a financial point of view, a signed copy of which has been delivered to BOE.

6.15	Board Recommendation.

The Board of Directors of CBAC, at a meeting duly called and held, has by unanimous vote of the directors present who constituted all of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Support Agreements and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of CBAC’s stockholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of CBAC Common Stock approve this Agreement, the Merger and the related transactions and to call and hold a special meeting of CBAC’s stockholders to consider this Agreement, the Merger and the related transactions.

6.16	Statements True and Correct.

(a) No statement, certificate, instrument or other writing furnished or to be furnished by CBAC or any Affiliate thereof to BOE pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by CBAC or any Affiliate thereof for inclusion in the Registration Statement to be filed by CBAC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) None of the information supplied by CBAC or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party’s stockholders in connection with the Stockholders Meetings, and any other documents to be filed by CBAC or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of each Party be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders Meetings be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders Meetings.

(d) All documents that CBAC or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.17	Tax and Regulatory Matters; Consents.

Neither CBAC nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b).

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Affirmative Covenants of BOE.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CBAC shall have been obtained, and except as otherwise expressly contemplated herein, BOE shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by CBAC related to loans or other transactions made by BOE with a value equal to or exceeding $250,000, (v) consult with CBAC prior to entering into or making any loans or other transactions with a value equal to or exceeding $500,000, and (vi) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(a), 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2	Negative Covenants of the Parties.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Certificate of Incorporation, Articles of Incorporation, Bylaws or other governing instruments of CBAC or any BOE Entity, as applicable, provided nothing in this Section 7.2(a) shall prohibit either Party from amending its Certificate of Incorporation, Articles of Incorporation or Bylaws as contemplated by this Agreement or, in the case of CBAC, as contemplated in the TFC Agreement;

(b) modify the Bank’s lending policy (in the case of BOE), incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of any CBAC Entity or BOE Entity, as applicable, consistent with past practices and that are prepayable without penalty, charge or other payment (which exception shall include, for Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or impose, or suffer the imposition, on any Asset of any CBAC Entity or any BOE Entity, as applicable, of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BOE Disclosure Memorandum);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of CBAC or any BOE Entity, or declare or pay any dividend or make any other distribution in respect of either Party’s capital stock; provided, that BOE may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on shares of BOE Common Stock at a rate not in excess of $0.22 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the BOE Disclosure Memorandum and such dates may not be changed without the prior written consent of CBAC; provided, that, notwithstanding the provisions of Section 1.3 hereof, the Parties shall cooperate to ensure that, with respect to the semi-annual period in which the Effective Time occurs, the holders of CBAC Common Stock do not become entitled to receive both a dividend in respect of their CBAC Common Stock and a dividend in respect of BOE Common Stock or fail to be entitled to receive any dividend;

(d) except for this Agreement, the TFC Agreement, and the exercise of BOE Rights that have been granted prior to the date hereof and which shall vest prior to the Effective Time in accordance with their terms, issue, sell, pledge, encumber, authorize the issuance of, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CBAC Common Stock, BOE Common Stock, any other capital stock of any BOE Entity, or any Right;

(e) adjust, split, combine or reclassify any capital stock of CBAC or any BOE Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CBAC Common Stock or BOE Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise (i) any shares of capital stock of any Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Subsidiary, or otherwise acquire, or enter into any agreement to acquire, direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g) (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of any CBAC Entity or BOE Entity, as applicable, except in the case of officers and employees for normal individual increases in compensation in the ordinary course of business consistent with past practice and for any bonuses earned pursuant to any incentive plan duly adopted and approved and existing on the date hereof; (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any BOE director, officer or employee; (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors or agents of any CBAC Entity or any BOE Entity, as applicable; (iv) change any fees or other compensation or other benefits to directors of any BOE Entity; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the BOE Stock Plans or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any CBAC Entity or BOE Entity, except as permitted under the terms of the agreement evidencing such right;

(h) enter into or amend any employment Contract between any CBAC Entity or BOE Entity and any Person (unless such amendment is required by Law) that the CBAC Entity or BOE Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) except for the adoption of the TFC employee benefit plans as contemplated by the TFC Agreement, adopt any new employee benefit plan of any CBAC Entity or BOE Entity, as applicable, or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any CBAC Entity or BOE Entity, as applicable, other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements or GAAP or file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any CBAC Entity or BOE Entity, as applicable, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any CBAC Entity or BOE Entity, as applicable, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any CBAC Entity or BOE Entity, as applicable, for money damages or restrictions upon the operations of any CBAC Entity or BOE Entity;

(l) enter into, modify, amend or terminate any material Contract (including any loan Contract with respect to any extension of credit with an unpaid balance exceeding $500,000) or waive, release, compromise or assign any material rights or claims with respect to any material Contract, or make any adverse changes in the mix, rates, terms or maturities of its deposits and other Liabilities, including, in the case of CBAC, any material amendment to the TFC Agreement or the waiver of any material obligation of TFC or right of CBAC under the TFC Agreement;

(m) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

7.3	Affirmative Covenants of CBAC.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of BOE shall have been obtained, and except as otherwise expressly contemplated herein, CBAC shall, and shall cause each of its Subsidiaries to; (i) operate its business only in the usual, regular and ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises; (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) or, or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Notwithstanding the foregoing and Section 8.3 hereof, provided CBAC consults and apprises a special committee of the Board of Directors of BOE (the membership of such committee to be determined by the Board of Directors of BOE), nothing in this Agreement shall be interpreted to prohibit CBAC from negotiating or, with the consent of BOE, which consent may not be unreasonably withheld, entering into a binding letter of intent or definitive agreement to acquire control of a financial institution, whether by merger or otherwise, or from taking action to list its shares on the Nasdaq Global Market and delist its shares from AMEX so long as CBAC does not terminate this Agreement.

7.4	Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a BOE Material Adverse Effect or a CBAC Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5	Reports.

Each of CBAC and its Subsidiaries and BOE and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Each Party’s financial statements between the date of this Agreement and the Effective Time, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

7.6	Claims Against Trust Account.

BOE understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, CBAC may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of CBAC, (b) to CBAC (less CBAC’s deferred underwriting compensation only) after CBAC consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which CBAC completes a business combination.

BOE agrees that, notwithstanding any other provision contained in this Agreement, BOE does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between BOE on the one hand, and CBAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.6 as the “Claims”). Notwithstanding any other provision contained in this Agreement, BOE hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that BOE commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to CBAC, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of CBAC, whether in the form of money damages or injunctive relief, CBAC shall be entitled to recover from BOE the associated legal fees and costs in connection with any such action, in the event CBAC prevails in such action or proceeding.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Registration Statement; Joint Proxy Statement.

(a) Each of CBAC and BOE agrees to cooperate in the preparation of a Registration Statement on Form S-4 to be filed by CBAC with the SEC and any other filings to be made by either Party, including but not limited to the Form S-4 to be filed by CBAC with the SEC in connection with CBAC’s acquisition of TFC and filings of Current Reports on Form 8-K, with the SEC or any other Regulatory Authority, in connection with the issuance of CBAC Common Stock in the Merger and the consummation of the Merger. Each of CBAC and BOE agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Each of CBAC and BOE shall furnish to each other all information concerning them that they may reasonably require in connection with the Registration Statement.

(b) CBAC also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. BOE agrees to furnish CBAC all information concerning BOE, the Bank, and their respective officers, directors, and stockholders as may be reasonably requested in connection with the foregoing. As a result of the registration of the CBAC Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the stockholders of BOE except to the extent that the transfer of any shares of CBAC Common Stock received by stockholders of BOE is subject to the provisions of Rule 145 under the Securities Act or restricted under Tax rules. BOE and its counsel shall have a reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(c) Each of BOE and CBAC agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) none of the information supplied by it or any of its respective Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will at the date of the mailing to its stockholders or at the time of the meeting of its stockholders held for the purpose of obtaining the BOE Stockholder Approval or the CBAC Stockholder Approval, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of BOE and CBAC further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Registration Statement or Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

(d) In the case of CBAC, CBAC will advise BOE, promptly after CBAC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the CBAC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

8.2	Stockholder Approvals.

(a) CBAC shall call a stockholders meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon adoption of this Agreement, the amendments to CBAC’s Certificate of Incorporation set forth in Exhibit A hereto and such other related matters as it deems appropriate. BOE shall call a stockholders meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon the adoption of this Agreement and such other related matters as it deems appropriate. The Parties shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable efforts to hold such meetings on the same day.

(b) In connection with the Stockholders Meetings, (i) CBAC and BOE shall mail the Joint Proxy Statement to their respective stockholders, (ii) the Boards of Directors of CBAC and BOE shall recommend to their respective stockholders the approval of the matters submitted for approval and (iii) the Board of Directors and officers of CBAC and BOE shall use their reasonable efforts to obtain such stockholders’ approval; provided that each of CBAC and BOE may withdraw, modify, or change in an adverse manner to the other Party its recommendations of the Board of Directors of such Party if, after having consulted with and based upon the advice of counsel, such Party determines in good faith that the failure to so withdraw, modify or change its recommendation could constitute a breach of the fiduciary duties of such Party’s Board of Directors under applicable Law.

8.3	Other Offers.

(a) Neither any CBAC Entity nor any BOE Entity shall, nor shall either Party authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 8.3(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any definitive agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 8.3 shall not prohibit either Party from furnishing nonpublic information regarding itself and its Subsidiaries to or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) neither any CBAC Entity nor any BOE Entity or their respective Representatives or Affiliates, as applicable, shall have violated any of the restrictions set forth in this Section 8.3, (B) the Board of Directors of CBAC or BOE, as the case may be, in its good faith judgment (based on, among other things, the advice of CBAC Financial Advisor or BOE Financial Advisor, as applicable, that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of CBAC or BOE, as the case may be, concludes in good faith, after consultation with and receipt of a written opinion from its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 8.3, to the stockholders of CBAC or BOE, as the case may be, under applicable Law, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or group, the Party gives the other Party written notice of the identity of such Person or Group and of such Party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) such Party receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or group, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party). In addition to the foregoing, such Party shall provide the other Party with at least five business days’ prior written notice of a meeting of its Board of Directors at which meeting such Board of Directors is reasonably expected to resolve to recommend a Superior Proposal of CBAC or BOE, as the case may be, to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that such Party hereby agrees promptly to provide to the other Party any revised documentation and any definitive agreement relating to such Superior Proposal.

(b) In addition to the obligations set forth in this Section 8.3, as promptly as practicable, after any of the directors or executive officers of CBAC or BOE, as the case may be, become aware thereof, the applicable Party shall advise the other Party of (x) any request received by it for nonpublic information which such Party reasonably believes could lead to an Acquisition Proposal or (y) any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or

Group making any such request or Acquisition Proposal. Each Party shall keep the other Party informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) CBAC and each BOE Entity shall, and shall cause their respective directors, officers, employees and Representatives to immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that, such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

8.4	Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5	Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.6	Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Without limiting the foregoing, CBAC may attend any meeting of the loan committee of the Bank. With respect to any such meeting, CBAC may attend as an observer only and shall receive notice of such meeting as if CBAC were a member of such committee. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, BOE shall permit CBAC’s senior officers and independent auditors to meet with the senior officers of BOE, including officers responsible for the BOE Financial Statements, the internal controls of BOE and the disclosure controls and procedures of BOE and BOE’s independent public accountants, to discuss such matters as CBAC may deem reasonably necessary or appropriate for CBAC to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b) In addition to each Party’s obligations pursuant to Section 8.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a BOE Material Adverse Effect or a CBAC Material Adverse Effect, as applicable.

8.7	Press Releases.

Prior to the Effective Time, BOE and CBAC shall consult with each other as to the form and substance of any press release, communication with their respective stockholders, or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8	Charter Provisions.

Each BOE Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any BOE Entity or restrict or impair the ability of CBAC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any BOE Entity that may be directly or indirectly acquired or controlled by them.

8.9	Employee Benefits and Contracts.

(a) Following the Effective Time, CBAC shall provide generally to officers and employees of the BOE Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of CBAC Common Stock), including CBAC’s severance plan, on terms and conditions which when taken as a whole are comparable to or better than those then provided by the BOE Entities to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under any of CBAC’s employee benefit plans, whether new or existing, the service of the employees of the BOE Entities prior to the Effective Time shall be treated as service with a CBAC Entity participating in such employee benefit plans.

(b) Upon the execution of this Agreement, each of BOE’s directors and executive officers shall execute and deliver to CBAC a Support Agreement in the form attached to this Agreement as Exhibit E.

(c) CBAC will enter into employment agreements, which will become effective as of the Effective Time, with George M. Longest, Jr. and Bruce E. Thomas in a form substantially similar to the forms attached hereto as Exhibit F-1 and Exhibit F-2, respectively, and with Bruce B. Nolte in a form to be mutually agreed upon after the execution of this Agreement. CBAC will also enter into change of control agreements, which will become effective as of the Effective Time, with the individuals listed on Exhibit C and Exhibit D that will provide certain severance payments and benefits in the event of a termination of employment under certain circumstances following a change of control of CBAC, which agreements will include terms and conditions that are no less favorable to such individuals than their existing change of control agreements with BOE or TFC, as applicable Upon execution of this Agreement, Alexander F. Dillard, Jr. shall have entered into a Retention Agreement with CBAC in the form attached to this Agreement as Exhibit G and each of the other members of the Board of Directors of the Surviving Corporation designated by BOE shall have executed and delivered to CBAC a Retention Agreement in the form attached hereto as Exhibit H. These agreements shall become effective at the Effective Time and shall replace any existing employment agreements between these persons and BOE or the Bank, which shall terminate and have no further force or effect.

(d) BOE has disclosed in Section 8.9(d) of the BOE Disclosure Memorandum each Person whom it reasonably believes may be deemed an “affiliate” of BOE for purposes of Rule 145 under the Securities Act, which Persons are set forth in Exhibit I. BOE shall use its reasonable efforts to cause each such Person to deliver to CBAC not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit J, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BOE Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of CBAC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder (and CBAC shall be entitled to place restrictive legends upon certificates for shares of CBAC Common Stock issued to affiliates of BOE pursuant to this Agreement to enforce the provisions of this Section 8.9). CBAC shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of the purposes of resale of CBAC Common Stock by such affiliates.

(e) The Surviving Corporation will, as of and after the Effective Time, assume and honor all employment agreements, severance agreements and deferred compensation agreements that any BOE Entity may have with its current and former officers and directors and which are set forth in Section 8.9(e) of the BOE Disclosure Memorandum, except to the extent any such agreements shall be superseded on or after the Effective Time.

8.10	Indemnification.

(a) For a period of six years after the Effective Time, CBAC shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the BOE Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of BOE or, at BOE’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the VSCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359 and by BOE’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not CBAC is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CBAC and the Indemnified Party.

(b) CBAC shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and BOE shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of up to three years after the Effective Time BOE’s existing directors’ and officers’ liability insurance policy (provided that CBAC or the Surviving Corporation may substitute therefore (i) policies of substantially the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of BOE given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that none of BOE, CBAC nor the Surviving Corporation shall be obligated to make aggregate premium payments longer than three years in respect of such policy (or coverage replacing such policy) and which exceed, for the portion related to BOE’s directors and officers, 150% of the annual premium payments on BOE’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CBAC or the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount, but shall not be obligated to maintain any insurance coverage to the extent the cost of such coverage exceeds the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.10, upon learning of any such Liability or Litigation, shall promptly notify CBAC thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) CBAC or the Surviving Corporation shall have the right to assume the defense thereof and neither CBAC nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if CBAC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between CBAC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and CBAC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, that CBAC and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither CBAC nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all CBAC’s Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided, further, that neither CBAC nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If CBAC or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of CBAC or the Surviving Corporation shall assume the obligations set forth in this Section 8.10.

(e) The provisions of this Section 8.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

8.11	Employee Non-Solicitation.

In the event this Agreement is terminated, for a period of three years following such termination, no CBAC Entity or BOE Entity shall solicit (other than through the use of general employment advertising or an independent employment agency or search firm, in either case where such solicitation is not specifically targeted at CBAC or BOE employees, as applicable) any part-time or full-time employee of the other Party without its prior written consent.

8.12	Dividends.

It is the intent of the Parties that the Surviving Corporation will pay quarterly cash dividends on shares of common stock of an amount per share equal to or greater than the quotient obtained by dividing (x) $0.22 by (y) the Exchange Ratio subject to, among other things: (i) applicable federal and state law and regulations; (ii) the earnings and financial conditions of the Surviving Corporation; (iii) the ongoing approval thereof by the Surviving Corporation’s Board of Directors; and (iv) general economic conditions.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a) Stockholder Approvals. The stockholders of BOE shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of BOE’s Articles of Incorporation and Bylaws. The holders of a majority of the outstanding CBAC IPO Common Stock cast at the CBAC Stockholders Meeting shall have voted for, and the holders of less than 20% of the outstanding shares of CBAC IPO Common Stock cast at the CBAC Stockholders Meeting against, or, in the event that CBAC has consummated a CBAC Business Combination prior to the CBAC Stockholders Meeting, the holders of a majority of the outstanding shares of CBAC

Common Stock entitled to vote at the CBAC Stockholders Meeting shall have voted for, approval of this Agreement, and the consummation of the transaction contemplated hereby, including the Merger and the amendments to CBAC’s Certificate of Incorporation set forth in Exhibit A hereto as and to the extent required by Law and the provisions of CBAC’s Certificate of Incorporation and Bylaws.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of CBAC or the Board of Directors of BOE would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, CBAC or BOE, as applicable, would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a BOE Material Adverse Effect or a CBAC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of CBAC (in the case of a Consent obtained by BOE) or in the reasonable judgment of the Board of Directors of BOE (in the case of a Consent obtained by CBAC) would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, CBAC or BOE, as applicable, would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Exchange Listing. The shares of Surviving Corporation common stock issuable pursuant to the Merger shall have been approved for listing on AMEX or inclusion in the Nasdaq Global Market, subject to official notice of issuance.

9.2	Conditions to Obligations of CBAC.

The obligations of CBAC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CBAC pursuant to Section 11.6(a):

(a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of BOE set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BOE set forth in this Agreement (including the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a BOE Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of BOE to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. BOE shall have delivered to CBAC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as it relates to BOE and in Sections 9.2(a), 9.2(b) and 9.2(f) have been satisfied, and (ii) certified copies of resolutions duly adopted by BOE’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CBAC and its counsel shall request.

(d) Retention Agreements and Affiliate Agreements. Alexander F. Dillard, Jr. shall have executed and delivered to CBAC a Retention Agreement in the form attached hereto as Exhibit G. Each of the other members of the Board of Directors of the Surviving Corporation shall have executed and delivered to CBAC a Retention Agreement in the form attached hereto as Exhibit H. Each of the Persons set forth on Exhibit I shall have executed and delivered to CBAC Affiliate Agreements in the forms attached hereto as Exhibit J and delivered same to CBAC.

(e) Legal Opinions. CBAC shall have received legal opinions in form and substance satisfactory to CBAC from BOE’s counsel as to the matters specified in Exhibit K.

(f) Tax Matters. CBAC shall have received a written opinion of counsel from Nelson Mullins Riley & Scarborough LLP, in a form reasonably satisfactory to CBAC dated as of the Effective Time (“Tax Opinion”) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and related matters.

(g) Conversion Rights. Less than 20% of the holders of the outstanding shares of CBAC IPO Common Stock shall have voted against the Merger and exercised their Conversion Rights, if applicable.

(h) Fairness Opinion. CBAC shall have received a written opinion of Keefe Bruyette & Woods, Inc., dated as the date of this Agreement, to the effect that the exchange ratio is fair, from the financial point of view, to CBAC.

(i) Board of Directors and Management. Since the date of this Agreement, there shall have been no material changes in the members Board of Directors of BOE and the management of BOE.

9.3	Conditions to Obligations of BOE.

The obligations of BOE to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BOE pursuant to Section 11.6(b):

(a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of CBAC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time with such changes as necessary to reflect the consummation of the TFC Merger (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount and any shares of CBAC Common Stock issued in connection with the TFC Merger). There shall not exist inaccuracies in the representations and warranties of CBAC set forth in this Agreement such (including the representations and warranties set forth in Section 6.3) that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CBAC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CBAC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. CBAC shall have delivered to BOE (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as it relates to

CBAC and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CBAC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BOE and its counsel shall request.

(d) Legal Opinions. BOE shall have received legal opinions in form and substance satisfactory to BOE from CBAC’s counsel as to the matters specified in Exhibit L.

(e) Fairness Opinion. BOE shall have received a written opinion of BOE Financial Advisor, dated as the date of this Agreement, to the effect that the Exchange Ratio is fair, from the financial point of view, to the holders of BOE Common Stock.

(f) Tax Matters. BOE shall have received a written opinion of counsel from LeClairRyan, A Professional Corporation, in a form reasonably satisfactory to BOE, dated as of the Effective Time to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and related matters.

(g) Consummation of Major Acquisition. CBAC shall have consummated a major acquisition that has been previously announced prior to the date hereof.

ARTICLE 10

TERMINATION

10.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BOE, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of CBAC and BOE; or

(b) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2 or Section 9.3, as applicable; or

(c) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, (iii) the stockholders of CBAC or BOE fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at CBAC’s Stockholders Meeting or BOE’s Stockholders’ Meeting, respectively, where such matters were presented to such stockholders for approval and voted upon, or (iv) if applicable, holders of 20% or more in interest of the holders of IPO Common Stock vote against the Merger and exercise their Conversion Rights; or

(d) By CBAC in the event that (i) (w) the Board of Directors of BOE, shall have failed to reaffirm its approval upon CBAC’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal) or shall have resolved not to reaffirm the Merger, or (x) the Board of Directors of BOE shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that the BOE stockholders give the BOE Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to CBAC, the recommendation of such Board of Directors to the BOE stockholders that they give the BOE Stockholder Approval, or (y) the Board of Directors of BOE shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of BOE Common Stock, the Board of Directors of BOE shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (z) the Board of Directors of BOE negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussion regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Board of Directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger, or (ii) (provided that CBAC is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), prior to obtaining the CBAC Stockholder Approval at the CBAC Stockholder Meeting, the Board of Directors of CBAC has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to BOE in order to approve and permit CBAC to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to CBAC, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law; provided, however, that at least five business days prior to any such termination, CBAC shall, and shall cause its advisors to, negotiate with BOE, if BOE elects to do so, to make such adjustments in the terms and conditions of this Agreement as would enable BOE to proceed with the transactions contemplated herein on such adjusted terms; or

(e) By BOE in the event that (i) (w) the Board of Directors of CBAC, shall have failed to reaffirm its approval upon BOE’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal) or shall have resolved not to reaffirm the Merger, or (x) the Board of Directors of CBAC shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that the CBAC stockholders give the CBAC Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to BOE, the recommendation of such Board of Directors to the CBAC stockholders that they give the CBAC Stockholder Approval, or (y) the Board of Directors of CBAC shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of CBAC Common Stock, the Board of Directors of CBAC shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (z) the Board of Directors of CBAC negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussion regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Board of Directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger, or (ii) (provided that BOE is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), prior to obtaining the BOE Stockholder Approval at the BOE Stockholder Meeting, the Board of Directors of BOE has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to CBAC in order to approve and permit BOE to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to BOE, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law; provided, however, that at least five business days prior to any such termination, BOE shall, and shall cause its advisors to, negotiate with CBAC, if CBAC elects to do so, to make such adjustments in the terms and conditions of this Agreement as would enable CBAC to proceed with the transactions contemplated herein on such adjusted terms; or

(f) By either Party in the event that the Merger shall not have been consummated by June 30, 2008, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1.

10.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 7.6, 8.6(b), 8.11, 11.2, 11.3, 11.9 and 11.15 shall survive any such termination and abandonment, and (ii) except as provided in Section 7.6, 11.2 and 11.3, neither Party shall have any liability to the other upon termination of this Agreement.

10.3	Non-Survival of Representations and Covenants.

Except for Article 2, Article 3, Article 4, Sections 8.6(b), 8.7, 8.8 and 8.9, and this Article 10, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any proposal (whether communicated to the applicable Party or publicly announced to a Party’s stockholders) by (i) any Person (except, in the case of a proposal to BOE, other than CBAC or any of its Affiliates) for an Acquisition Transaction involving a Party or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of the Party as reflected on such Party’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a Party by any Person or Group (except, in the case of a proposal to BOE, other than CBAC or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of such Party or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (except, in the case of a proposal to BOE, other than CBAC or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of a Party or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving a Party pursuant to which the stockholders of such Party immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of a Party; or (iii) any liquidation or dissolution of BOE or CBAC, other than as provided for in the CBAC Trust Agreement; provided that, for purposes of Section 11.2(b), “Acquisition Transaction” will definitely specifically include any acquisition, by tender or exchange offer, merger, consolidation or other business combination or otherwise, directly or indirectly, of any Persons by a Party.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“AMEX” means the American Stock Exchange LLC.

“Articles of Merger” means the Articles of Merger to be filed with the Virginia State Corporation Commission.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices of CBAC Common Stock as reported on the AMEX (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by CBAC) for the twenty consecutive full trading days in which such shares are traded on the AMEX ending at the close of trading on the Determination Date.

“Bank” means Bank of Essex, a Virginia state bank and a wholly owned Subsidiary of BOE.

“Bank Secrecy Act” means The Bank Secrecy Act of 1970, as amended.

“BOE Common Stock” means the $5.00 per share par value common stock of BOE.

“BOE Disclosure Memorandum” means the written information entitled “BOE Disclosure Memorandum” delivered prior to the date of this Agreement to CBAC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“BOE Entities” means, collectively, BOE and all BOE Subsidiaries.

“BOE Financial Advisor” means Feldman Financial Advisors, Inc.

“BOE Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of BOE as of December 31, 2005 and 2006 and as of September 30, 2007 and the related statements of earnings, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2004, 2005 and 2006, and for the nine months ended September 30, 2007, and (ii) the consolidated balance sheets of BOE (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 2007.

“BOE Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of BOE and its Subsidiaries, taken as a whole, or (ii) the ability of BOE to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that “BOE Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies or (C) actions and omissions of BOE (or any of its Subsidiaries) taken with the prior written Consent of CBAC in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (E) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or (F) direct effects of compliance with this Agreement on the operating performance of BOE, including expenses incurred by BOE in consummating the transactions contemplated by this Agreement.

“BOE Stock Plans” means BOE’s Stock Incentive Plan and BOE’s stock option plan for outside directors.

“BOE Stockholder Approval” means the approval by the holders of more than two-thirds of the outstanding shares of BOE Common Stock entitled to vote on the Merger.

“BOE Subsidiaries” means the Subsidiaries, if any, of BOE, as of the date of this Agreement.

“CBAC Business Combination” means a “business combination” as defined in Article Sixth of the CBAC Certificate of Incorporation.

“CBAC Certificate of Incorporation” means the CBAC Certificate of Incorporation, as amended and restated on May 24, 2006.

“CBAC Common Stock” means the common stock, par value $0.01 per share, of CBAC.

“CBAC Entities” means, collectively, CBAC and all CBAC Subsidiaries.

“CBAC Financial Statements” means (i) the balance sheets of CBAC as of March 31, 2007 and as of September 30, 2007 and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) and for the fiscal year ended March 31, 2007 and for the six-month period ended September 30, 2007, and (ii) the balance sheets of CBAC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 2007.

“CBAC IPO Common Stock” means the 7,500,000 shares of CBAC Common Stock issued in connection with the CBAC initial public offering on June 8, 2006.

“CBAC Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of CBAC and its Subsidiaries, taken as a whole, or (ii) the ability of CBAC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that “CBAC Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies or (C) actions and omissions of CBAC (or any of its Subsidiaries) taken with the prior written Consent of BOE in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (E) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or (F) direct effects of compliance with this Agreement on the operating performance of CBAC, including expenses incurred by CBAC in consummating the transactions contemplated by this Agreement.

“CBAC Stockholder Approval” means (i) the approval of the majority of the outstanding shares of CBAC IPO Common Stock cast at the meeting with the holders of less than 20% of the outstanding shares of CBAC IPO Common Stock voting against the Merger and thereafter exercising their Conversion Rights or (ii) in the event that CBAC consummates a CBAC Business Combination prior to the CBAC Stockholders Meeting, the approval of the holders of a majority of the outstanding shares of CBAC Common Stock entitled to vote at the CBAC Stockholders Meeting.

“CBAC Subsidiaries” means the Subsidiaries of CBAC, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of CBAC in the future and held as a Subsidiary by CBAC at the Effective Time.

“CBAC UPO” means the unit purchase options issued by CBAC prior to the date of this Agreement entitling the holders to purchase up to 525,000 CBAC units at an exercise price of $10.00 per unit, each unit consisting of one share of CBAC Common Stock and one warrant to purchase one share of CBAC Common Stock at an exercise price of $7.50 per share. The unit purchase options may be exercised on the later of the consummation of a CBAC Business Combination or June 8, 2007.

“CBAC Warrants” means the warrants issued by CBAC prior to the date of this Agreement entitling the holders to purchase up to 7,500,000 shares of CBAC Common Stock at an exercise price of $5.00. The CBAC Warrants may be exercised upon the consummation of a CBAC Business Combination.

“Certificate of Merger” means the certificate of merger to be filed with the Delaware Secretary of State.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” means the fifth day prior to the anticipated Closing Date.

“DGCL” means the Delaware General Corporation Law.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, or program or other arrangement, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability, death or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001, et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401, et seq.); (v) the Clean Water Act (33 U.S.C. §§ 1251, et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)—(vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i)—(vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)—(vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a BOE Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Sections.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Joint Proxy Statement” means the prospectus/joint proxy statement included as part of the Registration Statement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“OCC” means the federal Office of the Comptroller of the Currency.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means BOE or CBAC and “Parties” means both of such Persons.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Privacy Requirements” means: (i) Title V of the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended (the “GLB Act”); (ii) Federal regulations implementing such act and codified at 12 C.F.R. Parts 40 or 573; (iii) the Interagency Guidelines Establishing Standards for Safeguarding Customer Information set forth in 12 C.F.R. Parts 30, 568 or 570; and (iv) any other applicable Requirements of Law relating to the privacy and security of Customer Information.

“Regulatory Authorities” means, collectively, the Commission, the AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the NASD, the Virginia State Corporation Commission, the OCC, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Registration Statement” means a registration statement, together with any and all amendments and supplements thereto, on Form S-4 filed with the SEC under the Securities Act and the rules and regulations thereunder, and complying with applicable state securities Laws and including a prospectus/joint proxy statement satisfying all requirements of applicable state securities Laws and the Securities Act.

“Requirements of Law” means, with respect to any Person, any certificate or articles of incorporation, as applicable, bylaws or other organizational or governing documents of such Person, and any law, ordinance, statute, rule, regulation, judgment, order, decree, injunction, permit, issuance or other determination, finding, guidance or recommendation of any Governmental Authority or final and binding determination of any arbitrator applicable to or binding upon such Person or to which such Person is subject, whether federal, state, county or local (including, but not limited to, if applicable, usury laws, the federal Truth-In-Lending Act, the federal Fair Debt Collection Practices Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the GLB Act, and regulations of the Federal Reserve, each as amended from time to time).

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stockholders Meetings” means the BOE stockholders meeting and the CBAC stockholders meeting, including any adjournment or adjournments thereof, each held in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, a Party and (ii) with respect to which the Board of Directors of such Party determines in good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to such Party’s stockholders than the Merger, taking into account all relevant factors.

“Surviving Corporation” means CBAC as the surviving corporation resulting from the Merger with an amended and restated Certificate of Incorporation as provided in Section 2.1 hereof.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“TFC Common Stock” means the $0.01 per share par value common stock of TFC.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“VSCA” means the Virginia Stock Corporation Act, as amended.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section
Agreement	Introduction
Allowance	5.9(a)
Bank	Preamble
BHCA	5.1
BOE	Introduction
BOE Benefits Plans	5.15(a)
BOE Contracts	5.16(a)
BOE ERISA Plan	5.15(a)
BOE Exchange Act Reports	5.5(a)
BOE Rights	3.5(a)
CBAC	Introduction
CBAC Benefit Plan	6.10(a)
CBAC Exchange Act Reports	6.5(a)
CBAC Contracts	6.11
CBAC ERISA Plan	6.10(a)
CBAC Other Plan	6.10(a)
CERCLA	11.1(a)
Closing	1.2
Claims	7.6
Conversion Rights	3.1(a)
Customer Information	5.17(a)
DOL	5.15(b)
Effective Time	1.3
Exchange Agent	4.1(a)
Exchange Ratio	3.1(b)
Excluded Shares	3.1(b)
GLB Act	11.1(a)
Indemnified Party	8.10(a)
IRS	5.2(c)
Maximum Amount	8.10(b)
Merger	Preamble
Merger Consideration	3.1(b)
Other Plan	5.15(a)

RCRA	11.1(a)
Takeover Laws	5.24
Tax Opinion	9.2(f)
TFC	Preamble
TFC Agreement	Preamble
WARN Act	5.14(c)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example.

11.2	Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of BOE, shall be paid at Closing and prior to the Effective Time.

(b) Notwithstanding the foregoing, if:

(i) BOE terminates this Agreement pursuant to Section 10.1(b) due to a breach by CBAC, either Party terminates pursuant to Section 10.1(c)(iii) or (iv) due to the failure to obtain the CBAC Stockholder Approval or either Party terminates pursuant to Section 10.1(f) and, in the case of a termination under Section 10.1(c)(iii) or Section 10.1(f), (x) there has been publicly announced and not withdrawn another Acquisition Proposal relating to CBAC or (y) CBAC has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement, and within 12 months of such termination CBAC shall either (A) consummate an Acquisition Transaction or (B) enter into a definitive agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to 5% and 90% amounts in the definition of Acquisition Transaction to 50% and 80%, respectively); or

(ii) CBAC terminates this Agreement pursuant to Section 10.1(b) due to a breach by BOE, either Party terminates pursuant to Section 10.1(c)(iii) or (iv) due to the failure to obtain the BOE Stockholder Approval or either Party terminates pursuant to Section 10.1(f) and, in the case of a termination under Section 10.1(c)(iii) or (iv) or Section 10.1(f), (x) there has been publicly announced and not withdrawn another Acquisition Proposal relating to TFC or (y) BOE has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement, and within 12 months of such termination BOE shall either (A) consummate an Acquisition

Transaction or (B) enter into a definitive agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to 5% and 90% amounts in the definition of Acquisition Transaction to 50% and 80%, respectively); or

(iii) CBAC terminates this Agreement pursuant to Section 10.1(d)(i) or BOE terminates this Agreement pursuant to Section 10.1(e)(ii); or

(iv) CBAC terminates this Agreement pursuant to Section 10.1(d)(ii) or BOE terminates this Agreement pursuant to Section 10.1(e)(i).

then, in the case of a termination as set forth in subsection (b)(i) or (b)(iv) of this Section 11.2, CBAC shall pay to BOE, and, in the case of a termination as set forth in subsection (b)(ii) or (b)(iii) of this Section 11.2, BOE shall pay to CBAC, an amount equal to $500,000 (the “Termination Fee”); provided however, that an additional termination fee (the “Additional Termination Fee”) of $1,200,000 if, and only if, an Acquisition Transaction involving the Party liable for the payment of the Termination Fee is consummated within 12 months of such termination and such Additional Termination Fee shall only be payable at the time of consummation of such Acquisition Transaction. Each Party hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (b)(i) or (b)(ii) of this Section 11.2 in connection with a termination pursuant to Section 10.1(c)(iii) or Section 10.1(f), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of a definitive agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 11.2, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of a definitive agreement with respect to such Acquisition Transaction or (ii) two business days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(i) or (b)(ii) of this Section 11.2 in connection with a termination pursuant to Section 10.1(b) or subsection (b)(iv) of this Section 11.2, the Termination Fee shall be paid in same-day funds at or prior to the termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in Section 11.2(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements, they would not enter into this Agreement; accordingly, if a Party fails to pay promptly any fee payable by it pursuant to this Section 11.2, then such Party shall pay to the other Party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the then current prime rate (as reported in The Wall Street Journal or such other authoritative source to be agreed upon by the Parties).

(d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by BOE of the terms of this Agreement or otherwise limit the rights of CBAC.

11.3	Brokers, Finders and Financial Advisors.

Except for BOE Financial Advisor as to BOE and except for Keefe, Bruyette & Woods, Inc. as to CBAC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by BOE or by CBAC, each of BOE and CBAC, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Each Party has provided a copy of BOE Financial Advisor’s and Keefe, Bruyette & Woods, Inc.’s engagement letter, respectively, and expected fee for its services as included in Section 11.3 of the BOE Disclosure Memorandum and CBAC Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

11.4	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9(a) and 8.10.

11.5	Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of BOE Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of BOE Common Stock.

11.6	Waivers.

(a) Prior to or at the Effective Time, CBAC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BOE, to waive or extend the time for the compliance or fulfillment by BOE of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CBAC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CBAC.

(b) Prior to or at the Effective Time, BOE, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CBAC, to waive or extend the time for the compliance or fulfillment by CBAC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BOE under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BOE.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

CBAC:	COMMUNITY BANKERS ACQUISITION CORP.
9912 Georgetown Pike, Suite D-203
Great Falls, Virginia 22066

Attention: Gary A. Simanson

Copy to Counsel:	NELSON MULLINS RILEY & SCARBOROUGH LLP
Suite 900
101 Constitution Avenue, N.W.
Washington, D.C. 20001
Facsimile Number: (202) 712-2856

Attention: Jonathan H. Talcott

And

ELLENOFF GROSSMAN & SCHOLE LLP
1627 K Street, N.W., 10th Floor
Washington, D.C. 20006
Facsimile Number: (240) 478-1640

Attention: Kathleen L. Cerveny

BOE:	BOE FINANCIAL SERVICES OF VIRGINIA, INC.
1325 Tappahannock Boulevard
Tappahannock, Virginia 22560
Facsimile Number: (804) 443-9365

Attention: George M. Longest, Jr.

Copy to Counsel:
LECLAIRRYAN
951 East Byrd Street, 8th Floor
Richmond, Virginia 23219
Facsimile Number: (804) 783-2294

Attention: George P. Whitley

11.9	Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia, except to the extent that the laws of the State of Delaware apply to the Merger. The Parties all expressly agree and acknowledge that the Commonwealth of Virginia has a reasonable relationship to the Parties and/or this Agreement.

11.10	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.15	No Third Party Beneficiaries.

(a) Other than as set forth in Section 8.10, no officer, employee or other Person (other than the corporate Parties to this Agreement) shall be or shall be deemed a third party or other beneficiary of this Agreement, or shall have any right or other entitlement in connection with any provision of this Agreement or seek any remedy, or right or entitlement in connection with this Agreement. No provision of this Agreement constitutes or shall give rise to, or shall be deemed to constitute or give rise to, an employee benefit or employee benefit-related plan, program or other arrangement, a provision of any such plan, program or other arrangement, or an amendment of any such plan, program or other arrangement.

(b) If and to the extent any BOE Benefit Plan is sponsored by BOE, CBAC may, by written direction issued prior to Closing, require BOE to take all necessary or appropriate action to terminate each such BOE Benefit Plan or cause the Bank to become the sole sponsor of each such BOE Benefit Plan prior to Closing. The intent of the preceding sentence is to permit CBAC to avoid becoming a sponsor of any and all BOE Benefit Plans as a result of the Merger.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMMUNITY BANKERS ACQUISITION CORP.

By:
Its:

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

By:
Its:

EXHIBIT A

[SECOND] AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIRST. The name of the corporation is: “                                         ” (hereinafter sometimes referred to as the “Corporation”).

SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, located in New Castle County. The name of its registered agent at such address is Corporation Service Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH. The total number of shares of all classes capital stock which the Corporation shall have authority to issue is fifty five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and five million (5,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

FIFTH. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of any of the following:

(a) the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full, special or limited, and whether the shares of such class or series shall be entitled to vote as a separate class either alone or together with the shares of one or more other classes or series of stock;

(c) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(d) whether the shares of such class or series shall be subject to redemption by the Corporation at its option or at the option of the holders of such shares or upon the happening of a specified event, and, if so, the times, prices and other terms, conditions and manner of such redemption;

(e) the preferences, if any, and the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such class or series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or any other series of the same class or any other class or classes of securities or property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the same class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution

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adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

SIXTH. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the 2009 Annual Meeting of stockholders, the directors in Class II shall be elected for a term expiring at the 2010 Annual Meeting of stockholders, and the directors in Class III shall be elected for a term expiring at the 2011 Annual Meeting of stockholders. Commencing at the 2009 Annual Meeting of stockholders and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH. The name and mailing address of the incorporator is Jessica Sauer, 1818 N Street, NW, Suite 400, Washington, DC 20036.

EIGHTH. The name and mailing address of the person who is to serve as the initial Class III director of the Corporation pursuant to the terms set forth herein is:

Gary A. Simanson

9912 Georgetown Pike, Suite D-203

Great Falls, VA 22066

NINTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A. Elections of directors need not be by ballot unless the bylaws of the Corporation so provide.

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B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

TENTH. The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Delaware.

ELEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

TWELFTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, indemnify any and all persons who it shall have power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law, and, in addition, to the extent permitted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOURTEENTH. The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

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EXHIBIT B

[AMENDED AND RESTATED]

BYLAWS

OF

ARTICLE I

OFFICES

Section 1.1. Registered Office and Agent. The initial registered office shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, located in New Castle County, and the name of the initial registered agent of the Corporation at such address shall be The Corporation Service Company.

Section 1.2. Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1. Annual Meetings. Annual meetings of stockholders shall be held at such date, time and place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors and stated in the notice of the meeting, for the purpose of electing a Board of Directors, and transacting such other business as properly may be brought before the meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

Section 2.2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise provided by statute or by the Certificate of Incorporation, may only be called by a majority of the Board of Directors or by the Chairman, the Chief Executive Officer or the President and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.3. Notice of Meetings. Whenever stockholders are required or permitted to take action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 2.4. Quorum; Vote Required for Action. Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereat shall constitute a quorum at each meeting of the stockholders and all questions shall be decided by a vote of the holders of a majority of the shares so represented in person or by proxy at the meeting and entitled to vote thereat. The stockholders present at any duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.5. Adjournments. Notwithstanding any other provisions of these Bylaws, the holders of a majority of the shares of stock of the Corporation entitled to vote at any meeting, present in person or represented by proxy, whether or not a quorum is present, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting originally called; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Section 2.6. Voting Rights; Proxies. Unless otherwise provided by law or by the Certificate of Incorporation each stockholder shall at every meeting of the stockholders be

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entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable or unless otherwise made irrevocable by law. The notice of every meeting of the stockholders may be accompanied by a form of proxy approved by the Board of Directors in favor of such person or persons as the Board of Directors may select.

Section 2.7. Action of Stockholders Without Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.8. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.9. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for

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determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, as amended (“DGCL”), the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 2.7 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.10. Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of common stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1. Powers; Number; Qualifications. The business, affairs and property of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders. The number of directors shall be as fixed in such manner as may be determined by the vote of a majority of the directors then in office, but shall not be less than one. The directors shall be elected at the annual meeting of the stockholders, except as provided in Article III, Section 3.2 hereof, and each director elected shall hold office until his

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successor is elected and qualified or until his earlier death, resignation or removal. A majority of the directors may elect from its members a chairman. The chairman, if any, shall hold this office until his successor shall have been elected and qualified.

Section 3.2. Staggered Board. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the 2009 Annual Meeting of stockholders, the directors in Class II shall be elected for a term expiring at the 2010 Annual Meeting of stockholders, and the directors in Class III shall be elected for a term expiring at the 2011 Annual Meeting of stockholders. Commencing at the 2009 Annual Meeting of stockholders and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At each annual meeting of stockholders, commencing with the 2009 Annual Meeting of stockholders, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified unless earlier removed, and (ii) if authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created.

Section 3.3. Vacancies. Any vacancy in the Board of Directors, including vacancies resulting from any increase in the authorized number of directors may be filled by a vote of the remaining directors then in office or by a sole remaining director and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 3.4. Nominations. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 3.4. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities

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Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 3.5. Resignations. Any director may resign at any time by written notice to the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time and place of holding regular meetings of the Board of Directors may be changed by the Chairman, the Chief Executive Officer, the President or any Vice President by giving written notice thereof as provided in Article III, Section 3.8 hereof.

Section 3.7. Special Meetings. Special meetings of the Board of Directors may be held whenever called by (i) the Chairman, the Chief Executive Officer or the President (ii) the Chairman, the Chief Executive Officer, the President or the Secretary on the written request of a majority of the Board of Directors; or (iii) resolution adopted by the Board of Directors. Special meetings may be held within or without the State of Delaware as may be stated in the notice of the meeting.

Section 3.8. Notice of Meetings. Written notice of the time, place and general nature of the business to be transacted at all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, must be given to each director at least forty-eight (48) hours prior to the day of the meeting; provided, however, that notice of any meeting need not be given to any director if waived by him in writing, or if he shall be present at such meeting, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

Section 3.9. Quorum; Vote Required for Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the directors then in office or of such committee, as the case may be, shall constitute a quorum for the transaction of business and, except as otherwise provided by law or these Bylaws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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Section 3.10. Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the board or the committee of the board, as the case may be, consent thereto in writing, which may be in counterparts, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee thereof. Such writing(s) shall be manually executed if practicable, but if circumstances so require, effect shall be given to written consent transmitted by telegraph, telex, telecopy or similar means of visual data transmission.

Section 3.11. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

Section 3.12. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 3.13. Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved by resolution of the Board of Directors, a fixed sum and expenses of attendance at each regular or special meeting or any committee thereof. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

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Section 3.14. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The notice calling such meeting shall state the intention to act upon such matter, and the vacancy or vacancies, if any, caused by such removal shall be filled at such meeting by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

Section 3.15. Committees. The Board of Directors may, by resolution adopted by a majority of the members of the Board of Directors, designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee. The alternate members of any committee may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have such power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Members of special or standing committees shall be entitled to receive such compensation for serving on such committees as the Board of Directors shall determine.

ARTICLE IV

NOTICES

Section 4.1. Notices. Whenever, under the provisions of the Certificate of Incorporation or these Bylaws, notice is required to be given to any director or stockholder, such notice must be in writing and may be given in person, in writing or by mail, telegram, telecopy or other similar means of visual communication, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage or other transmittal charges thereon prepaid. Such notice shall be deemed to be given (i) if by mail, the day when the same shall be deposited in the United States mail, and (ii) otherwise, when such notice is transmitted.

Section 4.2. Waiver of Notice. Whenever any notice is required to be given under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

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ARTICLE V

OFFICERS

Section 5.1. Election; Qualifications; Term of Office. The officers of the Corporation shall be elected or appointed by the Board of Directors and may include, at the discretion of the Board, a Chairman of the Board, Vice Chairman of the Board, a President, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Secretary, a Treasurer and such Executive, Senior or other Vice Presidents and other officers as may be determined by the Board of Directors. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation shall hold office until their successors are chosen and qualified, except that any officer may resign at any time by written notice to the Corporation and the Board of Directors may remove any officer at any time at its discretion with or without cause.

Section 5.2. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 5.3. Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

Section 5.4. Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

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Section 5.5. Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office, Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

Section 5.6. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or he Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause or be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 5.7. Treasurer. The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

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Section 5.8. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, or any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 5.9. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 5.10. Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

Section 5.11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 5.12. Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

Section 5.13. Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE VI

STOCK

Section 6.1. Certificates. The shares of capital stock of the Corporation may be represented by certificates or be uncertificated. Every holder of stock in the Corporation shall be

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entitled to receive, if he or she so requests, a certificate or certificates representing his or her shares of capital stock of the Corporation in such form as may be prescribed by the Board of Directors, signed by, or in the name of the Corporation by, (i) the Chairman, the Chief Executive Officer, the President, or a Vice President, and (ii) a Vice President, the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, such shares shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares are issued, the number of shares issued and the date of issue. The Board shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.

Section 6.2. Certificates Issued for Partly Paid Shares. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

Section 6.3. Signatures. Any of or all the signatures on the certificate may be facsimile including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 6.4. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of

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stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.5. Transfer of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation, if such shares are certificated, only by a person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, or upon proper instructions from the holder of uncertificated shares, in each case with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation

ARTICLE VII

GENERAL PROVISIONS

Section 7.1. Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

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Section 7.2. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by resolution adopted by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 7.3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 7.4. Amendments. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted from time to time in the manner prescribed in the Certificate of Incorporation.

Section 7.5. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 8.2. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the

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right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 8.4. Any indemnification under Sections 1 or 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) By the stockholders.

Section 8.5. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 8.6. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

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Section 8.7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

Section 8.8. For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

Section 8.9. For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

Section 8.10. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

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EXHIBIT C

Officers of the Surviving Corporation

Bruce B. Nolte	Chief Executive Officer[1]

George M. Longest, Jr.	President[2]

Bruce E. Thomas	Chief Financial Officer

Gary A. Simanson	Chief Strategic Officer

[1]	Bruce B. Nolte shall serve as Chief Executive Officer through December 31, 2009.
[2]	Commencing on January 1, 2010, George M. Longest, Jr. shall serve as President and Chief Executive Officer.

EXHIBIT D

Officers of the Surviving Bank

George M. Longest, Jr.	Chief Executive Officer

Bruce E. Thomas	Chief Financial Officer

Patrick J. Tewell	Chief Accounting Officer

M. Andrew McLean	President

William E. Saunders, Jr.	Chief Risk Officer

Richard C. Stonbraker	Chief Credit Officer

K. Wayne Aylor	Chief Lending Officer

Suzanne S. Reynolds	Officer in Charge of Human Resources

EXHIBIT E

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2007, by and among Community Bankers Acquisition Corp., a Delaware corporation (“CBAC”), BOE Financial Services of Virginia, Inc., a Virginia corporation (“BOE”), and the undersigned shareholder of BOE (the “Shareholder”).

The Shareholder desires that CBAC and BOE enter into an Agreement and Plan of Merger, dated as of December 13, 2007, between CBAC and BOE (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of BOE with and into CBAC (the “Merger”). The transactions described in the Merger Agreement are subject to the approvals of the shareholders of BOE, the Board of Governors of the Federal Reserve System or its delegee (“Federal Reserve”), and other applicable federal and state regulatory authorities, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and BOE are executing this Agreement as an inducement and condition to CBAC entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by CBAC of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. The Shareholder represents and warrants to CBAC as follows:

(a) The Shareholder is the record and beneficial owner of the number of shares (“Shareholder’s Shares”) of BOE Common Stock set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any shares of BOE Common Stock.

(b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) Except for BOE’s engagement of Feldman Financial Advisors, Inc. as BOE’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f) The Shareholder understands and acknowledges that CBAC is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by CBAC.

2. Voting Agreements. The Shareholder agrees with, and covenants to, CBAC as follows:

(a) At any meeting of shareholders of BOE called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the Merger Agreement, and the approval of the terms thereof and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants CBAC an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions.

(b) At any meeting of BOE’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by BOE, or (ii) any amendment of BOE’s articles of incorporation or bylaws or other proposal or transaction involving BOE, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3. Covenants. The Shareholder agrees with, and covenants to, CBAC as follows:

(a) The Shareholder shall not (i) exercise any BOE Rights, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to CBAC pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to CBAC, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to CBAC a counterpart to this Agreement in form and substance satisfactory to CBAC.

(b) In connection with the Merger, each of Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for 5.7278 shares of CBAC Common Stock, subject to adjustment as provided in the Merger Agreement. The Shareholder hereby waives any rights of appraisal or rights to dissent from the Transactions that such Shareholder may have.

(c) Except as specifically permitted by Section 8.3 of the Merger Agreement solely in such Shareholder’s capacity as a director of BOE, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or

(ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

4. No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to CBAC are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of BOE affecting the BOE Common Stock, or the acquisition of additional shares of BOE Common Stock (including pursuant to the exercise or exchange of any BOE Rights) or other voting securities of BOE by any shareholder, the number of shares of BOE Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of BOE Common Stock or other voting securities of BOE issued to or acquired by the Shareholder.

6. Stop Transfer. BOE agrees with, and covenants to, CBAC that BOE shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of BOE Common Stock acquired by the Shareholder and pursuant to any BOE Rights, unless such transfer is made to CBAC or otherwise in compliance with this Agreement. The Shareholder agrees that, upon the request of CBAC at any time, the Shareholder will tender to BOE any and all certificates and instruments representing such Shareholder’s Shares and BOE Rights and BOE will prominently inscribe upon such certificates the following legend in substantially the following form:

THE SHARES OF COMMON STOCK OF BOE FINANCIAL SERVICES OF VIRGINIA, INC. REPRESENTED BY THIS CERTIFICATE OR HEREAFTER ACQUIRED IN RESPECT OF SUCH SHARES ARE SUBJECT TO A SUPPORT AGREEMENT WITH COMMUNITY BANKERS ACQUISITION CORP. DATED AS OF DECEMBER 13, 2007, AND NONE OF SUCH SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED OR DISPOSED OF, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF BOE FINANCIAL SERVICES OF VIRGINIA, INC.

7. Further Assurances. The Shareholder shall, upon request of CBAC and at CBAC’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by CBAC to be necessary or desirable to carry out the provisions hereof and to vest in CBAC the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate, except for Section 10 (excluding the proviso appearing at the end of the first sentence of subsection 10(g)), which shall survive for two years.

9. Capacity; Obligations to Vote.

(a) This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and is not in any way intended to affect the exercise by such Shareholder of his responsibilities as a director or officer of BOE. The term “Shareholder’s Shares” shall not include any BOE securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 2 hereof, the Shareholder shall not be obligated to vote as required in Sections 2(a) and 2(b) of this Agreement in the event that CBAC is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement.

10. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to CBAC or BOE, to the addresses set forth in Section 11.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify the Merger Agreement or supersede any other agreement entered into as part of the Merger Agreement or thereafter.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof, except to the extent the laws of the State of Delaware necessarily apply.

(g) This Agreement shall be binding upon and inure to the benefit of CBAC, BOE and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to CBAC or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by BOE or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h) The Shareholder agrees that irreparable damage would occur and that CBAC would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to CBAC and its subsidiaries and that CBAC and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the Commonwealth of Virginia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court

(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following page.]

EXHIBIT E

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

COMMUNITY BANKERS ACQUISITION CORP.

By:
Name:
Title:

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

By:
Name:
Title:

“SHAREHOLDER”

Name:
Address:

Number of Shares Beneficially Owned and Capacity of Ownership:

EXHIBIT A

EXHIBIT F-1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this      day of             , 2007, between Community Bankers Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (“Company”), and George M. Longest, Jr. (“Employee”).

WHEREAS, Company and BOE Financial Services of Virginia, Inc. (“Merger Partner”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Merger Partner will be merged into Company; and

WHEREAS, Company and Employee have agreed that upon the consummation of the merger (the “Merger”) contemplated by the Merger Agreement, Employee shall become an employee of Company under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Employment. Conditional upon consummation of the Merger and Employee being in the employment of Merger Partner on the effective date of the Merger (the “Merger Date”), and effective at the Merger Date, Employee shall be employed by Company on the terms and subject to the conditions set forth in this Agreement.

2. Term. The term of the employment hereunder shall commence on the Merger Date and shall continue until the third anniversary of the Merger Date, unless terminated earlier as provided herein (the “Term”); provided, however, that on each anniversary of the Merger Date, upon the review and approval of Company’s Board of Directors, the Term shall be extended by an additional year unless Company or Employee gives written notice at least thirty (30) days prior to an anniversary date that no further extensions shall occur.

3. Position and Responsibilities. Commencing upon the Merger Date, Employee shall serve as the President of the Company and, effective January 1, 2010, Employee shall also serve as the Chief Executive Officer of the Company. Subject to the review and approval of the Board of Directors of Company’s banking subsidiary (the “Bank”), and subject to the further review and approval of the Bank’s Board of Directors as to the extension of the term as set forth in Section 2, during the Term, Employee also shall serve as the Chief Executive Officer of the Bank. Employee shall have the duties, responsibilities, rights, power and authority that may be from time to time delegated or assigned to him by the Boards of Directors of Company or the Bank.

4. Duties. During the period of employment hereunder, Employee shall devote all of his time, attention, skills and efforts to the business of Company and the Bank and the faithful performance of his duties and responsibilities hereunder. Employee shall be loyal to Company and the Bank and shall refrain from rendering any business services to any person or entity other than Company and the Bank and their respective affiliates without the prior written consent of Company.

5. Compensation and Benefits.

(a) Annual Base Salary. During the Term, Company shall pay Employee an annual base salary equal to or in excess of the Employee’s current annual base salary, subject to applicable federal and state income and social security tax withholding requirements (the “Base Salary”). The initial Base Salary shall be determined by an ad hoc compensation committee consisting of an equal number of independent directors designated by the Company and Merger Partner (the “Ad Hoc Committee”), which will use their reasonable best efforts to cause the ad hoc compensation committee to make such determination within forty-five (45) days after the date of the Merger Agreement. The Base Salary shall be payable in accordance with Company’s customary payroll practices and may be increased, but not decreased, upon regular reviews in accordance with senior management compensation policies and performance of Employee.

(b) Reimbursement of Expenses. Company shall pay or reimburse Employee for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement. Such expenses shall be appropriately documented and submitted to Company in accordance with Company’s policies and procedures as established from time to time.

(c) Vacation and Sick Leave. Employee shall be provided with vacation and sick leave in accordance with Company’s policies and procedures for senior executives as established from time to time, but in no event less than four weeks of vacation annually.

(d) Employee Benefit Plans. During the Term, Employee shall be entitled to participate in the employee benefit plans of Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other similarly situated senior executive employees on a basis not less favorable than that provided to such class of employees.

(e) Incentive Bonus Plans. During the Term, Employee shall be entitled to participate in Company’s incentive-based bonus plans, applicable to his employment position, in accordance with both the terms and conditions of such plans and Company’s policies and procedures as established from time to time.

(f) Other Employment Benefits. The Company will provide Employee with an appropriate automobile or automobile allowance, including appropriate insurance coverage and maintenance expenses, as determined by the Board of Directors of the Company. The Company will pay (or reimburse Employee for) Employee’s country club dues incurred during the Term.

(g) Stock Compensation. Employee will be entitled to receive during the Term stock awards under the Company’s stock incentive plan in such amounts and subject to such terms and conditions as determined by the Compensation Committee or the Board of Directors. In addition, upon consummation of the Merger, Employee shall receive a stock option to purchase such number of shares of Company common stock as determined by the Ad Hoc Committee at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and with such further terms and conditions as may be set forth in a separate stock option agreement.

6. Termination of Employment.

(a) Termination Upon Death or Disability. If Employee dies while employed by the Company, the Company will pay his beneficiary designated in writing or, if none, his estate, as applicable, an amount equal to two (2) months of Employee’s Base Salary in effect at his death. Such amount shall be payable in a lump sum payment within twenty (20) days of Employee’s death. If the Company determines that the Disability, as hereinafter defined, of Employee has occurred, it may terminate Employee’s employment and this Agreement upon thirty (30) days written notice, provided that, within such thirty day notice period, Employee shall not have returned to full-time performance of Employee’s assigned duties. If Employee’s employment is terminated for Disability, Employee shall be entitled only to the disability benefits provided under the policy of disability insurance provided for all employees, as such policy may be changed from time to time. For the purpose of this Agreement, “Disability” shall be as defined under Company’s disability insurance policy maintained for Employee from time to time.

(b) Termination for Cause. Employee’s employment may be terminated for Cause at any time without further liability on the part of the Company. If the Company terminates Employee for Cause, Employee shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. Termination for Cause shall be effective immediately or upon such notice to Employee as may determined by the Company. For the purpose of this Agreement, “Cause” means: (A) the repeated failure of Employee to perform his responsibilities and duties hereunder after reasonable notice and opportunity to cure; (B) the commission of an act by Employee constituting dishonesty or fraud against Company or the Bank; (C) the conviction of or the entering of a guilty or no contest plea with respect to a felony or any crime involving moral turpitude; (D) any breach by Employee of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of Company or the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation; or (E) the willful engaging by Employee in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any of its subsidiaries, monetarily or otherwise.

(c) Termination Without Cause. Company shall have the right to terminate Employee’s employment at any time without Cause. In the event the Company shall terminate Employee’s employment without Cause during the Term, Employee shall be entitled to the following, provided Employee executes a general release of claims prepared by the Company:

(i) For twenty-four (24) months following the date of termination, the Company shall continue to pay Employee his Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to Employee had his employment not been terminated, subject to applicable federal and state income and social security tax withholding requirements.

(ii) For twenty-four (24) months following the date of termination, Employee shall continue to receive any health care (medical, dental and vision) plan coverage provided to Employee and his spouse and dependents at the date of termination, with the Company paying the normal Company paid contribution, on a monthly or more frequent basis, for similarly situated active employees during such health care continuation period, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining such coverage for Employee for Employee’s spouse or dependents is not possible under the terms and provisions of such plans and programs or any provision of law would create an adverse tax effect for Employee or the Company due to such participation, the Company shall provide substantially identical benefits directly or through a separate insurance arrangement.

(iii) The Company’s obligation to provide Employee and his dependents with health care plan coverage pursuant to Section 6(c)(ii) hereof shall terminate with respect to each particular type of insurance if and when Employee has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Employee and his dependents with respect to that specific type of benefit.

(iv) If Employee dies while receiving such continued health care coverage, Employee’s spouse and dependents will continue to be covered under all applicable health care plans during the remainder of the coverage period as described above. Employee’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such health care continuation coverage period.

(d) Termination by Employee for Good Reason. Employee may terminate his employment for Good Reason and will be entitled to the payments and other benefits provided in Section 6(c), provided Employee executes a general release of claims prepared by the Company. For purposes of this Agreement, “Good Reason” shall mean:

(i) the continued assignment to Employee of duties inconsistent with Employee’s position, authority, duties or responsibilities as contemplated by Sections 3 and 4 hereof;

(ii) any action taken by the Company which results in a substantial reduction in the status of Employee, including a significant diminution in Employee’s position, authority, duties or responsibilities;

(iii) the relocation of Employee to any other primary place of employment which might require Employee to move his residence which, for this purpose, includes any reassignment to a place of employment located more than thirty-five (35) miles from Employee’s initially assigned place of employment (which includes for purposes of this Agreement both Tappahannock and Richmond, Virginia), without Employee’s express written consent to such relocation; or

(iv) any failure by the Company, or any successor entity following a Change of Control, to comply with the provisions of Section 5 or to honor any other term or provision of this Agreement.

Notwithstanding the above, Good Reason shall not include the removal of Employee as an officer of any subsidiary of the Company (including the Bank) in order that Employee might concentrate his efforts on the Company, any resignation by Employee where Cause for Employee’s termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Company and which is remedied by the Company within a reasonable time after receipt of notice thereof given by Employee.

(e) Termination by Employee. Employee shall have the right at any time voluntarily to terminate his employment, upon thirty (30) days written notice, in which event Employee shall be entitled only to the Base Salary through the date of termination.

7. Change in Control.

(a) Termination Following Change in Control. Notwithstanding Sections 6(c) and 6(d) above, if Company terminates Employee’s employment without Cause or if Employee resigns with Good Reason within one hundred twenty (120) days after the occurrence of Good Reason, in either case within two (2) years of a Change in Control (as defined herein), Employee will be entitled to the following benefits, subject to applicable federal and state income and social security tax withholding requirements and the execution by Employee of a general release of claims prepared by Company:

(i) Accrued Obligations. The “Accrued Obligations” are the sum of: (1) Employee’s Base Salary through the date of termination at the rate then in effect; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the annual bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to Employee (but not including amounts that previously had been deferred at Employee’s request, which amounts will be paid in accordance with Employee’s existing directions). The Accrued Obligations will be paid to Employee in a lump sum payment of cash or stock, as applicable, as soon as administratively feasible after the date of termination; provided, however, that if payment of any such Accrued Obligations at such time would result in a prohibited acceleration under Section 409A of the Internal Code of 1986 (the “Code”), such Accrued Obligations shall be paid at the time the Accrued Obligations would have been paid under the applicable plan, policy, program or arrangement relating to such Accrued Obligation had Employee remained employed by the Company.

(ii) Salary Continuance Benefit. The “Salary Continuance Benefit” is an amount equal to 2.99 times Employee’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Base Salary in effect at the date of termination, plus the average of the annual bonus paid or payable for the two most recently completed years (both of which shall include any amount contributed therefrom by Employee to any salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals). The Salary Continuance Benefit will be paid to Employee in a lump sum cash payment as soon as administratively feasible following the date of termination.

(iii) Health Care Continuance Benefit. (1) For thirty-six (36) months following the date of termination, coverage under any health care (medical, dental and vision) plan or plans (“Health Care Plans”) shall continue with the Company paying the normal Company paid contribution for similarly situated active employees and with such coverage being available on the same basis as available to similarly situated active employees during such continuation period (the “Health Care Continuance Benefit”), provided that Employee’s continued participation is possible under the general terms and provisions of such plans. If participation in any one or more of the Health Care Plans is not possible under the terms of the Health Care Plan or any provision of law would create an adverse tax effect for Employee or the Company due to such participation, the Company will provide substantially identical benefits directly or through a separate insurance arrangement. The Health Care Continuance Benefit as to any Health Care Plan will cease if and when Employee has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Employee and his dependents with respect to the specific type of benefit.

(v) Continuance of Health Care Continuation Benefits Upon Death. If Employee dies while receiving a Health Care Continuance Benefit, Employee’s spouse and dependents will continue to be covered under all applicable Health Care Plans during the remainder of the thirty-six (36) month coverage period as described above. Employee’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such thirty-six (36) month period.

(b) Parachute Limitation and Excise Tax Gross-up. In the event any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(b)) (the “Total Payments”) would subject Employee to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (collectively, the “Excise Tax”) on “excess parachute payments” (as defined in Section 280G of the Code and the regulations related thereto), then Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any income and employment taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments. Notwithstanding the foregoing, if the amount of the Total Payments that exceeds three times the Employee’s “base amount” (as defined in Section 280G of the Code) is less than $25,000, then the Total Payments shall be reduced to the extent necessary so that the Total Payments would not subject Employee to any Excise Tax. All determinations required to be made under this Section 7(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of the Company immediately prior to Employee’s termination of employment (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by the Company, and any determination by the Accounting Firm will be binding upon the Company Bank and Employee. Any Gross-Up Payment, as determined pursuant to this Section 7(e), will be paid by the Company to Employee within ten days of the receipt of the Accounting Firm’s determination.

(i) If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so indicate to Employee in writing.

(ii) In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Company to or for the benefit of Employee.

(c) Change of Control Defined. A “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by one person, or more than one person acting as a group, of ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 25% of the total fair market value or total voting power of the stock of the Company; however, if any one person, or more than one person acting as a group, is considered to own more than 25% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control and an increase of the effective percentage of stock owned by any one person, or more than one person acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that the following acquisitions will not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (B) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), or (C) any acquisition pursuant to a reorganization, merger, share exchange, or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement providing for such transaction.

(ii) Where individuals who, as of the Merger Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Merger

Date whose election, or nomination for election, by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

(iii) The Company consummates after the Merger Date (A) a reorganization, merger, share exchange or consolidation of the Company with any other entity, except as provided above in subparagraph (c)(i)(C), or (B) the sale or other disposition of all or substantially all of the assets of the Company.

For purposes of this Section, the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. Notwithstanding the foregoing, the consummation of the Merger shall not constitute a Change of Control.

(d) Restrictive Covenants. If, after the occurrence of a Change of Control, Employee’s employment is terminated without Cause or Employee terminates for Good Reason, the restrictive covenants set forth in Sections 8(e) and 8(g) will be applicable for twelve (12), and not twenty-four (24), months following the date of termination of employment.

8. Restrictive Covenants.

(a) Ownership of Work Product. Company shall own all Work Product arising during the course of Employee’s employment. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, United States and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to Company, the Bank, their respective businesses or customers and that Employee conceives, develops, or delivers to Company or the Bank at any time during his employment. Employee agrees to take such actions and execute such further acknowledgments and assignments as Company may reasonably request to give effect to this provision.

(b) Protection of Trade Secrets. Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Company and the Bank, Employee agrees not to use or disclose any Trade Secrets, as defined by applicable law, of Company and the Bank during or after his employment.

(c) Protection of Other Confidential Information. In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Company, not to use or disclose any Confidential Business Information of Company or the Bank during his employment and for a period of twenty-four (24) months following termination of his employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets addressed above) concerning Company’s and the Bank’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7(b) and 7(b) shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to Company or the Bank under an obligation of secrecy.

(d) Return of Materials. Employee shall return to Company, promptly upon its request and in any event upon termination of his employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to Company, the Bank, and their respective businesses or customers. Upon the request of Company, Employee shall certify in writing compliance with the foregoing requirement.

(e) No Solicitation of Customers. During Employee’s employment with Company and, subject to Section 7(d), for twenty-four (24) months thereafter, Employee shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of Company or the Bank or any of their affiliates at any time during the twelve (12) months prior to the date of termination and with whom Employee has had material contact. A “Competing Business” shall mean a depository financial institution or holding company providing services that are the same as or substantially similar to those provided to the customer by Company or the Bank at the time of termination of Employee’s employment.

(f) No Recruitment of Personnel. During Employee’s employment with Company and for twenty-four (24) months thereafter, Employee shall not, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, any employee of or consultant to Company or the Bank.

(g) Non-Competition. During Employee’s employment with Company and, subject to Section 7(d), for twenty-four (24) months thereafter, Employee shall not (without the prior written consent of Company) compete with Company, the Bank or any of their affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company if such depository institution or holding company has one or more offices or branches located within a ten (10) mile radius of the headquarters or any branch banking office of the Company or Bank, or for which regulatory approval is pending, as of the date of termination of employment; provided, however, that any activity that cannot be reasonably construed to have the potential to compete with or to further competition with the Company or the Bank shall not be prohibited by this Agreement.

9. General Provisions.

(a) Entire Agreement. Except as provided in the next sentence, this Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by Company and supersedes any and all prior employment or compensation agreements between Employee and Merger Partner, including agreements in effect immediately prior to the Merger. It is specifically agreed and acknowledged that the exercisability of stock options and vesting of restricted stock, benefits or other rights on account of the Merger constituting a “change of control” (as defined in any applicable plan or agreement providing for rights upon the occurrence of a change of control) in plans or agreements other than those designated as severance, separation, change of control or employment agreements shall not be superseded by this Agreement and shall operate in accordance with their terms.

(b) Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Company’s prior written consent, with the sole exception that the Company or Bank shall be permitted to assign this Agreement to the appropriate person, entity or successor entity in connection with a Change of Control.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and Company and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(e) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court, or jury, as the case may be, determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of Employee.

(f) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to Company or the Bank, to Company’s Chief Executive Officer) or when mailed if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to his last known residential address, and in the case of Company or the Bank, to Company’s corporate headquarters, attention of the Chief Executive Officer, or to such other address as Employee or Company any designate in writing at the time or from time to time to the other party in accordance with this Section.

(g) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power of privilege. The provisions of this Section 8(g) cannot be waived except in writing signed by both parties.

(h) Governing Law. This Agreement has been executed and delivered in the Commonwealth of Virginia, and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Virginia.

(i) Fees and Expenses. The Company will pay or reimburse Employee for all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by Employee (i) in contesting or disputing any termination of the

Employee’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided Employee’s claim is substantially upheld by a court of competent jurisdiction. Any reimbursements to be paid by the Company to Employee under this Section 8(i) must be paid as soon as administratively feasible after the termination of any such litigation or other proceeding, or the settlement thereof, under terms on which the Employee’s claim is substantially upheld.

(j) Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Employee is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment and date of termination or cessation of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

[Signatures Appear on the Following Page.]

EXHIBIT F-1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above stated.

COMMUNITY BANKERS ACQUISITION CORP.

By:
Name:
Title:

EMPLOYEE

George M. Longest, Jr.

EXHIBIT F-2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this      day of             , 2007, between Community Bankers Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (“Company”), and Bruce E. Thomas (“Employee”).

WHEREAS, Company and BOE Financial Services of Virginia, Inc. (“Merger Partner”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Merger Partner will be merged into Company; and

WHEREAS, Company and Employee have agreed that upon the consummation of the merger (the “Merger”) contemplated by the Merger Agreement, Employee shall become an employee of Company under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Employment. Conditional upon consummation of the Merger and Employee being in the employment of Merger Partner on the effective date of the Merger (the “Merger Date”), and effective at the Merger Date, Employee shall be employed by Company on the terms and subject to the conditions set forth in this Agreement.

2. Term. The term of the employment hereunder shall commence on the Merger Date and shall continue until the third anniversary of the Merger Date, unless terminated earlier as provided herein (the “Term”); provided, however, that on each anniversary of the Merger Date, upon the review and approval of Company’s Board of Directors, the Term shall be extended by an additional year unless Company or Employee gives written notice at least thirty (30) days prior to an anniversary date that no further extensions shall occur.

3. Position and Responsibilities. Commencing upon the Merger Date, Employee shall serve as the Chief Financial Officer of the Company. Subject to the review and approval of the Board of Directors of Company’s banking subsidiary (the “Bank”), and subject to the further review and approval of the Bank’s Board of Directors as to the extension of the term as set forth in Section 2, during the Term, Employee also shall serve as the Chief Financial Officer of the Bank. Employee shall have the duties, responsibilities, rights, power and authority that may be from time to time delegated or assigned to him by the Boards of Directors of Company or the Bank.

4. Duties. During the period of employment hereunder, Employee shall devote all of his time, attention, skills and efforts to the business of Company and the Bank and the faithful performance of his duties and responsibilities hereunder. Employee shall be loyal to Company and the Bank and shall refrain from rendering any business services to any person or entity other than Company and the Bank and their respective affiliates without the prior written consent of Company.

5.	Compensation and Benefits.

(a) Annual Base Salary. During the Term, Company shall pay Employee an annual base salary equal to or in excess of the Employee’s current annual base salary, subject to applicable federal and state income and social security tax withholding requirements (the “Base Salary”). The initial Base Salary shall be determined by an ad hoc compensation committee consisting of an equal number of independent directors designated by the Company and Merger Partner (the “Ad Hoc Committee”), which will use their reasonable best efforts to cause the ad hoc compensation committee to make such determination within forty-five (45) days after the date of the Merger Agreement. The Base Salary shall be payable in accordance with Company’s customary payroll practices and may be increased, but not decreased, upon regular reviews in accordance with senior management compensation policies and performance of Employee.

(b) Reimbursement of Expenses. Company shall pay or reimburse Employee for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement. Such expenses shall be appropriately documented and submitted to Company in accordance with Company’s policies and procedures as established from time to time.

(c) Vacation and Sick Leave. Employee shall be provided with vacation and sick leave in accordance with Company’s policies and procedures for senior executives as established from time to time, but in no event less than four weeks of vacation annually.

(d) Employee Benefit Plans. During the Term, Employee shall be entitled to participate in the employee benefit plans of Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other similarly situated senior executive employees on a basis not less favorable than that provided to such class of employees.

(e) Incentive Bonus Plans. During the Term, Employee shall be entitled to participate in Company’s incentive-based bonus plans, applicable to his employment position, in accordance with both the terms and conditions of such plans and Company’s policies and procedures as established from time to time.

(f) Other Employment Benefits. The Company will provide Employee with an appropriate automobile or automobile allowance, including appropriate insurance coverage and maintenance expenses, as determined by the Board of Directors of the Company. The Company will pay (or reimburse Employee for) Employee’s country club dues incurred during the Term.

(g) Stock Compensation. Employee will be entitled to receive during the Term stock awards under the Company’s stock incentive plan in such amounts and subject to such terms and conditions as determined by the Compensation Committee or the Board of Directors. In addition, upon consummation of the Merger, Employee shall receive a stock option to purchase such number of shares of Company common stock as determined by the Ad Hoc Committee at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and with such further terms and conditions as may be set forth in a separate stock option agreement.

6. Termination of Employment.

(a) Termination Upon Death or Disability. If Employee dies while employed by the Company, the Company will pay his beneficiary designated in writing or, if none, his estate, as applicable, an amount equal to two (2) months of Employee’s Base Salary in effect at his death. Such amount shall be payable in a lump sum payment within twenty (20) days of Employee’s death. If the Company determines that the Disability, as hereinafter defined, of Employee has occurred, it may terminate Employee’s employment and this Agreement upon thirty (30) days written notice, provided that, within such thirty day notice period, Employee shall not have returned to full-time performance of Employee’s assigned duties. If Employee’s employment is terminated for Disability, Employee shall be entitled only to the disability benefits provided under the policy of disability insurance provided for all employees, as such policy may be changed from time to time. For the purpose of this Agreement, “Disability” shall be as defined under Company’s disability insurance policy maintained for Employee from time to time.

(b) Termination for Cause. Employee’s employment may be terminated for Cause at any time without further liability on the part of the Company. If the Company terminates Employee for Cause, Employee shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. Termination for Cause shall be effective immediately or upon such notice to Employee as may determined by the Company. For the purpose of this Agreement, “Cause” means: (A) the repeated failure of Employee to perform his responsibilities and duties hereunder after reasonable notice and opportunity to cure; (B) the commission of an act by Employee constituting dishonesty or fraud against Company or the Bank; (C) the conviction of or the entering of a guilty or no contest plea with respect to a felony or any crime involving moral turpitude; (D) any breach by Employee of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of Company or the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation; or (E) the willful engaging by Employee in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any of its subsidiaries, monetarily or otherwise.

(c) Termination Without Cause. Company shall have the right to terminate Employee’s employment at any time without Cause. In the event the Company shall terminate Employee’s employment without Cause during the Term, Employee shall be entitled to the following, provided Employee executes a general release of claims prepared by the Company:

(i) For twenty-four (24) months following the date of termination, the Company shall continue to pay Employee his Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to Employee had his employment not been terminated, subject to applicable federal and state income and social security tax withholding requirements.

(ii) For twenty-four (24) months following the date of termination, Employee shall continue to receive any health care (medical, dental and vision) plan coverage provided to Employee and his spouse and dependents at the date of termination, with the Company paying the normal Company paid contribution, on a monthly or more frequent basis, for similarly situated active employees during such health care continuation period, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining such coverage for Employee for Employee’s spouse or dependents is not possible under the terms and provisions of such plans and programs or any provision of law would create an adverse tax effect for Employee or the Company due to such participation, the Company shall provide substantially identical benefits directly or through a separate insurance arrangement.

(iii) The Company’s obligation to provide Employee and his dependents with health care plan coverage pursuant to Section 6(c)(ii) hereof shall terminate with respect to each particular type of insurance if and when Employee has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Employee and his dependents with respect to that specific type of benefit.

(iv) If Employee dies while receiving such continued health care coverage, Employee’s spouse and dependents will continue to be covered under all applicable health care plans during the remainder of the coverage period as described above. Employee’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such health care continuation coverage period.

(d) Termination by Employee for Good Reason. Employee may terminate his employment for Good Reason and will be entitled to the payments and other benefits provided in Section 6(c), provided Employee executes a general release of claims prepared by the Company. For purposes of this Agreement, “Good Reason” shall mean:

(i) the continued assignment to Employee of duties inconsistent with Employee’s position, authority, duties or responsibilities as contemplated by Sections 3 and 4 hereof;

(ii) any action taken by the Company which results in a substantial reduction in the status of Employee, including a significant diminution in Employee’s position, authority, duties or responsibilities;

(iii) the relocation of Employee to any other primary place of employment which might require Employee to move his residence which, for this purpose, includes any reassignment to a place of employment located more than thirty-five (35) miles from Employee’s initially assigned place of employment (which includes for purposes of this Agreement both Tappahannock and Richmond, Virginia), without Employee’s express written consent to such relocation; or

(iv) any failure by the Company, or any successor entity following a Change of Control, to comply with the provisions of Section 5 or to honor any other term or provision of this Agreement.

Notwithstanding the above, Good Reason shall not include the removal of Employee as an officer of any subsidiary of the Company (including the Bank) in order that Employee might concentrate his efforts on the Company, any resignation by Employee where Cause for Employee’s termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Company and which is remedied by the Company within a reasonable time after receipt of notice thereof given by Employee.

(e) Termination by Employee. Employee shall have the right at any time voluntarily to terminate his employment, upon thirty (30) days written notice, in which event Employee shall be entitled only to the Base Salary through the date of termination.

7. Change in Control.

(a) Termination Following Change in Control. Notwithstanding Sections 6(c) and 6(d) above, if Company terminates Employee’s employment without Cause or if Employee resigns with Good Reason within one hundred twenty (120) days after the occurrence of Good Reason, in either case within two (2) years of a Change in Control (as defined herein), Employee will be entitled to the following benefits, subject to applicable federal and state income and social security tax withholding requirements and the execution by Employee of a general release of claims prepared by Company:

(i) Accrued Obligations. The “Accrued Obligations” are the sum of: (1) Employee’s Base Salary through the date of termination at the rate then in effect; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the annual bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to Employee (but not including amounts that previously had been deferred at Employee’s request, which amounts will be paid in accordance with Employee’s existing directions). The Accrued Obligations will be paid to Employee in a lump sum payment of cash or stock, as applicable, as soon as administratively feasible after the date of termination; provided, however, that if payment of any such Accrued Obligations at such time would result in a prohibited acceleration under Section 409A of the Internal Code of 1986 (the “Code”), such Accrued Obligations shall be paid at the time the Accrued Obligations would have been paid under the applicable plan, policy, program or arrangement relating to such Accrued Obligation had Employee remained employed by the Company.

(ii) Salary Continuance Benefit. The “Salary Continuance Benefit” is an amount equal to 2.99 times Employee’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Base Salary in effect at the date of termination, plus the average of the annual bonus paid or payable for the two most recently completed years (both of which shall include any amount contributed therefrom by Employee to any salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals). The Salary Continuance Benefit will be paid to Employee in a lump sum cash payment as soon as administratively feasible following the date of termination.

(iii) Health Care Continuance Benefit. (1) For thirty-six (36) months following the date of termination, coverage under any health care (medical, dental and vision) plan or plans (“Health Care Plans”) shall continue with the Company paying the normal Company paid contribution for similarly situated active employees and with such coverage being available on the same basis as available to similarly situated active employees during such continuation period (the “Health Care Continuance Benefit”), provided that Employee’s continued participation is possible under the general terms and provisions of such plans. If participation in any one or more of the Health Care Plans is not possible under the terms of the Health Care Plan or any provision of law would create an adverse tax effect for Employee or the Company due to such participation, the Company will provide substantially identical benefits directly or through a separate insurance arrangement. The Health Care Continuance Benefit as to any Health Care Plan will cease if and when Employee has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Employee and his dependents with respect to the specific type of benefit.

(v) Continuance of Health Care Continuation Benefits Upon Death. If Employee dies while receiving a Health Care Continuance Benefit, Employee’s spouse and dependents will continue to be covered under all applicable Health Care Plans during the remainder of the thirty-six (36) month coverage period as described above. Employee’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such thirty-six (36) month period.

(b) Parachute Limitation and Excise Tax Gross-up. In the event any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(b)) (the “Total Payments”) would subject Employee to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (collectively, the “Excise Tax”) on “excess parachute payments” (as defined in Section 280G of the Code and the regulations related thereto), then Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any income and employment taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments. Notwithstanding the foregoing, if the amount of the Total Payments that exceeds three times the Employee’s “base amount” (as defined in Section 280G of the Code) is less than $25,000, then the Total Payments shall be reduced to the extent necessary so that the Total Payments would not subject Employee to any Excise Tax. All determinations required to be made under this Section 7(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of the Company immediately prior to Employee’s termination of employment (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by the Company, and any determination by the Accounting Firm will be binding upon the Company Bank and Employee. Any Gross-Up Payment, as determined pursuant to this Section 7(e), will be paid by the Company to Employee within ten days of the receipt of the Accounting Firm’s determination.

(i) If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so indicate to Employee in writing.

(ii) In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Company to or for the benefit of Employee.

(c) Change of Control Defined. A “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by one person, or more than one person acting as a group, of ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 25% of the total fair market value or total voting power of the stock of the Company; however, if any one person, or more than one person acting as a group, is considered to own more than 25% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control and an increase of the effective percentage of stock owned by any one person, or more than one person acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that the following acquisitions will not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (B) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), or (C) any acquisition pursuant to a reorganization, merger, share exchange, or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement providing for such transaction.

(ii) Where individuals who, as of the Merger Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Merger Date whose election, or nomination for election, by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

(iii) The Company consummates after the Merger Date (A) a reorganization, merger, share exchange or consolidation of the Company with any other entity, except as provided above in subparagraph (c)(i)(C), or (B) the sale or other disposition of all or substantially all of the assets of the Company.

For purposes of this Section, the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. Notwithstanding the foregoing, the consummation of the Merger shall not constitute a Change of Control.

(d) Restrictive Covenants. If, after the occurrence of a Change of Control, Employee’s employment is terminated without Cause or Employee terminates for Good Reason, the restrictive covenants set forth in Sections 8(e) and 8(g) will be applicable for twelve (12), and not twenty-four (24), months following the date of termination of employment.

8. Restrictive Covenants.

(a) Ownership of Work Product. Company shall own all Work Product arising during the course of Employee’s employment. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, United States and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to Company, the Bank, their respective businesses or customers and that Employee conceives, develops, or delivers to Company or the Bank at any time during his employment. Employee agrees to take such actions and execute such further acknowledgments and assignments as Company may reasonably request to give effect to this provision.

(b) Protection of Trade Secrets. Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Company and the Bank, Employee agrees not to use or disclose any Trade Secrets, as defined by applicable law, of Company and the Bank during or after his employment.

(c) Protection of Other Confidential Information. In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Company, not to use or disclose any Confidential Business Information of Company or the Bank during his employment and for a period of twenty-four (24) months following termination of his employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets addressed above) concerning Company’s and the Bank’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7(b) and 7(b) shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to Company or the Bank under an obligation of secrecy.

(d) Return of Materials. Employee shall return to Company, promptly upon its request and in any event upon termination of his employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to Company, the Bank, and their respective businesses or customers. Upon the request of Company, Employee shall certify in writing compliance with the foregoing requirement.

(e) No Solicitation of Customers. During Employee’s employment with Company and, subject to Section 7(d), for twenty-four (24) months thereafter, Employee shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of Company or the Bank or any of their affiliates at any time during the twelve (12) months prior to the date of termination and with whom Employee has had material contact. A “Competing Business” shall mean a depository financial institution or holding company providing services that are the same as or substantially similar to those provided to the customer by Company or the Bank at the time of termination of Employee’s employment.

(f) No Recruitment of Personnel. During Employee’s employment with Company and for twenty-four (24) months thereafter, Employee shall not, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, any employee of or consultant to Company or the Bank.

(g) Non-Competition. During Employee’s employment with Company and, subject to Section 7(d), for twenty-four (24) months thereafter, Employee shall not (without the prior written consent of Company) compete with Company, the Bank or any of their affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company if such depository institution or holding company has one or more offices or branches located within a ten (10) mile radius of the headquarters or any branch banking office of the Company or Bank, or for which regulatory approval is pending, as of the date of termination of employment; provided, however, that any activity that cannot be reasonably construed to have the potential to compete with or to further competition with the Company or the Bank shall not be prohibited by this Agreement.

9. General Provisions.

(a) Entire Agreement. Except as provided in the next sentence, this Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by Company and supersedes any and all prior employment or compensation agreements between Employee and Merger Partner, including agreements in effect immediately prior to the Merger. It is specifically agreed and acknowledged that the exercisability of stock options and vesting of restricted stock, benefits or other rights on account of the Merger constituting a “change of control” (as defined in any applicable plan or agreement providing for rights upon the occurrence of a change of control) in plans or agreements other than those designated as severance, separation, change of control or employment agreements shall not be superseded by this Agreement and shall operate in accordance with their terms.

(b) Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Company’s prior written consent, with the sole exception that the Company or Bank shall be permitted to assign this Agreement to the appropriate person, entity or successor entity in connection with a Change of Control.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and Company and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(e) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court, or jury, as the case may be, determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of Employee.

(f) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to Company or the Bank, to Company’s Chief Executive Officer) or when mailed if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to his last known residential address, and in the case of Company or the Bank, to Company’s corporate headquarters, attention of the Chief Executive Officer, or to such other address as Employee or Company any designate in writing at the time or from time to time to the other party in accordance with this Section.

(g) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power of privilege. The provisions of this Section 8(g) cannot be waived except in writing signed by both parties.

(h) Governing Law. This Agreement has been executed and delivered in the Commonwealth of Virginia, and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Virginia.

(i) Fees and Expenses. The Company will pay or reimburse Employee for all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by Employee (i) in contesting or disputing any termination of the

Employee’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided Employee’s claim is substantially upheld by a court of competent jurisdiction. Any reimbursements to be paid by the Company to Employee under this Section 8(i) must be paid as soon as administratively feasible after the termination of any such litigation or other proceeding, or the settlement thereof, under terms on which the Employee’s claim is substantially upheld.

(j) Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Employee is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment and date of termination or cessation of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

[Signatures Appear on the Following Page.]

EXHIBIT F-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above stated.

COMMUNITY BANKERS ACQUISITION CORP.

By:
Name:
Title:

EMPLOYEE

Bruce E. Thomas

EXHIBIT G

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) is entered into as of             , 2007 between Community Bankers Acquisition Corp. (“CBAC”) and the Alexander F. Dillard, Jr. (“Director”) of BOE Financial Services of Virginia, Inc. (“Merger Partner”) and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between CBAC and Merger Partner.

WHEREAS, CBAC and Merger Partner are parties to an Agreement and Plan of Merger dated as of December 13, 2007, as the same may be amended or supplemented (the “Merger Agreement”);

WHEREAS, the Director is a director and shareholder of Merger Partner and a director of Bank of Essex, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned subsidiary of Merger Partner (the “Bank”), and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, pursuant to the terms of the Merger Agreement the Director shall serve as a director and the chairman of the board of the Surviving Corporation and a director of the Bank from and after the Effective Time in accordance with the Surviving Corporation’s and the Bank’s Bylaws, until the earlier of Director’s resignation or removal or otherwise ceasing to be a director of the Surviving Corporation and the Bank.

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Merger Partner, as a condition and inducement to the willingness of CBAC to enter into the Merger Agreement, Director will enter into and perform this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Merger Partner, CBAC or the Surviving Corporation.

(b) “Confidential Information” means all information regarding Merger Partner, CBAC, the Surviving Corporation and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local Law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies or any duty owed to any of them; (ii) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. The Director acknowledges and agrees that the trading in Merger Partner, CBAC or the Surviving Corporation securities using Confidential Information or non-public information may violate federal and state securities laws.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.	Nondisclosure of Confidential Information.

(a) Nondisclosure of Confidential Information. For two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of the Bank and Surviving Corporation, except as required by law, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Chief Executive Officer of Surviving Corporation, which consent may be withheld in the sole discretion of Surviving Corporation’s Chief Executive Officer. If required to disclose such information by law, the Director shall use reasonable efforts to protect and preserve the confidentiality of such information.

(b) Enforceability of Covenants. Director, Merger Partner, CBAC, and the Surviving Corporation agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Merger Partner, CBAC and the Surviving Corporation to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Merger Partner, CBAC, the Surviving Corporation or any Affiliated Company under federal, state or local law.

3.	Nonrecruitment and Nonsolicitation Covenants.

(a) Nonrecruitment of Employees. Director hereby agrees that, for two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of both the Bank and the Surviving Corporation, Director shall not, without the prior written consent of the Surviving Corporation’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Surviving Corporation’s Chief Executive Officer, on his own behalf or on behalf of any other Person other than the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies, directly or indirectly solicit or recruit for employment or encourage to leave employment with the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies, any employee of the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies with whom Director worked during Director’s services as a director of Merger Partner, any Merger Partner Affiliated Company, or any Surviving Corporation Affiliated Company and who performed services for Merger Partner, the Surviving Corporation or any of their respective Affiliated Companies and who has not thereafter ceased to be employed by Merger Partner, the Surviving Corporation or any of their Affiliated Companies for a period of one year or more.

(b) Nonsolicitation of Customers. Director hereby agrees that, for two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of both the Bank and Surviving Corporation, Director shall not, without the prior written consent of the Surviving Corporation’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Surviving Corporation’s Chief Executive Officer, on behalf of himself or of anyone other than the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) to any customer of the Merger Partner, CBAC, the Surviving Corporation or any of their Affiliated Companies whom Director actively solicited or with whom Director worked, or otherwise had material contact, in the course of Director’s service as a director of the Surviving Corporation, Merger Partner or any Affiliated Company.

(c) Noncompetition. Director hereby agrees that, for two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of the Bank and the Surviving Corporation, Director shall not, without the prior written consent of the Surviving Corporation’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Surviving Corporation’s Chief Executive Officer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Surviving Corporation or any Affiliated Company with respect to Business Activities. For purposes of this Section 3(c), “Business Activities” shall be any business activities conducted by Merger Partner, CBAC, the Surviving Corporation and any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 3(c), the “Restricted Area” shall mean a ten (10) mile radius of the headquarters or any branch banking office of the Company or Bank, or for which regulatory approval is pending, as of the date of termination of employment. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with the Surviving Corporation or any Affiliated Company or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d) Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Merger Partner, CBAC, and their Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Merger Partner that are derived from the merger of Merger Partner and CBAC. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of the Bank and Merger Partner and, after the Effective Time, as a director of the Bank and the Surviving Corporation, involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and CBAC agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of CBAC or the Surviving Corporation to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and CBAC agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the

Surviving Corporation and its Affiliated Companies and that the Surviving Corporation will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in Virginia without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the right to damages. Director consents to jurisdiction and venue in the federal and state courts of Virginia.

4. Absence of Claims for Indemnification. Except as disclosed in Section 5.18 of the BOE Disclosure Memorandum, Director acknowledges and agrees that in his capacity as an officer or a director of the Bank and Merger Partner, and as of the date of this Agreement, Director does not, to his knowledge, have any claims, and is not aware of any facts or circumstances that he believes are likely to give rise to any claim, for indemnification under the Bank’s or Merger Partner’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the Commonwealth of Virginia or the United States.

5.	Successors.

(a) This Agreement is personal to Director is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of CBAC, the Surviving Corporation and any of their Affiliated Companies and their successors and assigns.

6.	Miscellaneous.

(a) Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

(d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To CBAC/Surviving Corporation:	Community Bankers Acquisition Corp.
9912 Georgetown Pike, Suite D-203
Great Falls, Virginia 22066
Facsimile Number (703) 759-0751

Attention: Gary A. Simanson

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between CBAC and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

EXHIBIT G

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

COMMUNITY BANKERS ACQUISITION CORP.

By:
Name:
Title:

DIRECTOR

Name:	Alexander F. Dillard, Jr.

Address:

EXHIBIT H

FORM OF

HOLDING COMPANY DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (the “Agreement”) is entered into as of             , 2007 between Community Bankers Acquisition Corp. (“CBAC”) and the undersigned director (“Director”) of BOE Financial Services of Virginia, Inc. (“Merger Partner”) and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between CBAC and Merger Partner.

WHEREAS, CBAC and Merger Partner are parties to an Agreement and Plan of Merger dated as of December 13, 2007, as the same may be amended or supplemented (the “Merger Agreement”);

WHEREAS, the Director is a director and shareholder of Merger Partner and a director of Bank of Essex, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned subsidiary of Merger Partner (the “Bank”), and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, pursuant to the terms of the Merger Agreement the Director shall serve as a director of the Surviving Corporation and the Bank from and after the Effective Time in accordance with the Surviving Corporation’s and the Bank’s Bylaws, until the earlier of Director’s resignation or removal or otherwise ceasing to be a director of the Surviving Corporation and the Bank.

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Merger Partner, as a condition and inducement to the willingness of CBAC to enter into the Merger Agreement, Director will enter into and perform this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Merger Partner, CBAC or the Surviving Corporation.

(b) “Confidential Information” means all information regarding Merger Partner, CBAC, the Surviving Corporation and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local Law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Merger Partner, CBAC, the Surviving Corporation or their respective Affiliated Companies or any duty owed to any of them; (ii) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. The Director acknowledges and agrees that the trading in Merger Partner, CBAC or the Surviving Corporation securities using Confidential Information or non-public information may violate federal and state securities laws.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.	Nondisclosure of Confidential Information.

(a) Nondisclosure of Confidential Information. For two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of the Bank and Surviving Corporation, except as required by law, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Chief Executive Officer of Surviving Corporation, which consent may be withheld in the sole discretion of Surviving Corporation’s Chief Executive Officer. If required to disclose such information by law, the Director shall use reasonable efforts to protect and preserve the confidentiality of such information.

(b) Enforceability of Covenants. Director, Merger Partner, CBAC, and the Surviving Corporation agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Merger Partner, CBAC and the Surviving Corporation to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Merger Partner, CBAC, the Surviving Corporation or any Affiliated Company under federal, state or local law.

3.	Nonrecruitment and Nonsolicitation Covenants.

(a) Nonrecruitment of Employees. Director hereby agrees that, for two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of both the Bank and the Surviving Corporation, Director shall not, without the prior written consent of the Surviving Corporation’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Surviving Corporation’s Chief Executive Officer, on his own behalf or on behalf of any other Person other than the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies, directly or indirectly solicit or recruit for employment or encourage to leave employment with the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies, any employee of the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies with whom Director worked during Director’s services as a director of Merger Partner, any Merger Partner Affiliated Company, or any Surviving Corporation Affiliated Company and who performed services for Merger Partner, the Surviving Corporation or any of their respective Affiliated Companies and who has not thereafter ceased to be employed by Merger Partner, the Surviving Corporation or any of their Affiliated Companies for a period of one year or more.

(b) Nonsolicitation of Customers. Director hereby agrees that, for two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of both the Bank and Surviving Corporation, Director shall not, without the prior written consent of the Surviving Corporation’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Surviving Corporation’s Chief Executive Officer, on behalf of himself or of anyone other than the Surviving Corporation or any of the Surviving Corporation’s Affiliated Companies, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) to any customer of the Merger Partner, CBAC, the Surviving Corporation or any of their Affiliated Companies whom Director actively solicited or with whom Director worked, or otherwise had material contact, in the course of Director’s service as a director of the Surviving Corporation, Merger Partner or any Affiliated Company.

(c) Noncompetition. Director hereby agrees that, for two years following the last to occur of (i) the Effective Time of the Merger and (ii) the Director’s resignation or removal or otherwise ceasing to be a director of the Bank and the Surviving Corporation, Director shall not, without the prior written consent of the Surviving Corporation’s Chief

Executive Officer, which consent may be withheld at the sole discretion of the Surviving Corporation’s Chief Executive Officer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Surviving Corporation or any Affiliated Company with respect to Business Activities. For purposes of this Section 3(c), “Business Activities” shall be any business activities conducted by Merger Partner, CBAC, the Surviving Corporation and any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 3(c), the “Restricted Area” shall mean a ten (10) mile radius of the headquarters or any branch banking office of the Company or Bank, or for which regulatory approval is pending, as of the date of termination of employment. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with the Surviving Corporation or any Affiliated Company or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d) Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Merger Partner, CBAC, and their Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Merger Partner that are derived from the merger of Merger Partner and CBAC. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of the Bank and Merger Partner and, after the Effective Time, as a director of the Bank and the Surviving Corporation, involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and CBAC agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of CBAC or the Surviving Corporation to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and CBAC agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Surviving Corporation and its Affiliated Companies and that the Surviving Corporation will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in Virginia without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the right to damages. Director consents to jurisdiction and venue in the federal and state courts of Virginia.

4. Absence of Claims for Indemnification. Except as disclosed in Section 5.18 of the BOE Disclosure Memorandum, Director acknowledges and agrees that in his capacity as an officer or a director of the Bank and Merger Partner, and as of the date of this Agreement, Director does not, to his knowledge, have any claims, and is not aware of any facts or circumstances that he believes are likely to give rise to any claim, for indemnification under the Bank’s or Merger Partner’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the Commonwealth of Virginia or the United States.

5.	Successors.

(a) This Agreement is personal to Director is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of CBAC, the Surviving Corporation and any of their Affiliated Companies and their successors and assigns.

6.	Miscellaneous.

(a) Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

(d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To CBAC/Surviving Corporation:	Community Bankers Acquisition Corp.
9912 Georgetown Pike, Suite D-203
Great Falls, Virginia 22066
Facsimile Number (703) 759-0751

Attention: Gary A. Simanson

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between CBAC and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

COMMUNITY BANKERS ACQUISITION CORP.

By:
Name:
Title:

DIRECTOR

Name:
Address:

EXHIBIT I

List of Affiliates

Directors

R. Harding Ball

R. Tyler Bland, III

L. McCauley Chenault

L. Edelyn Dawson

Alexander F. Dillard, Jr.

George B. Elliott

Frances H. Ellis

Page Emerson Hughes, Jr.

George M. Longest, Jr.

Philip T. Minor

Executive Officers not also Serving as Directors

K. Wayne Aylor

Bonnie S. Courtney

Suzanne S. Reynolds

William E. Saunders, Jr.

Bruce E. Thomas

Terrell D. Vaughan

EXHIBIT J

            , 2007

Community Bankers Acquisition Corp.

9912 Georgetown Pike, Suite D-203

Great Falls, Virginia 22066

Ladies and Gentlemen:

I understand and agree that I may be, an “affiliate” of BOE Financial Services of Virginia, a Virginia corporation (“BOE”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 13, 2007 (the “Merger Agreement”), by and between BOE and Community Bankers Acquisition Corp., a Delaware corporation (“CBAC”), BOE plans to merge with and into CBAC (the “Merger”). I anticipate that I will be an “affiliate” of BOE at the time of the Merger.

I further understand that as a result of the Merger, I will receive shares of common stock, par value $0.01 per share, of CBAC (“CBAC Common Stock”) in exchange for shares of common stock, par value $5.00 per share, of BOE (“BOE Common Stock”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of CBAC Common Stock, to the extent I felt necessary, with my counsel or counsel for BOE.

I represent, warrant and covenant with and to CBAC that in the event I receive any shares of CBAC Common Stock as a result of the Merger:

1. I shall not make any sale, transfer, or other disposition of such shares of CBAC Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, which is not anticipated, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to CBAC, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

2. I understand that, subject to the last paragraph of this letter, CBAC is under no obligation to register the sale, transfer, or other disposition of shares of CBAC Common Stock by me or on my behalf under the Securities Act or to take any other action necessary to make compliance with an exemption from such registration available.

COMMUNITY BANKERS ACQUISITION CORP.

            , 2007

3. I understand that stop transfer instructions will be given to CBAC’s transfer agent with respect to shares of CBAC Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

The shares represented by this certificate were issued as a result of the merger of BOE Financial Services of Virginia, Inc. with and into Community Bankers Acquisition Corp., in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Community Bankers Acquisition Corp., a copy of which agreement is on file at the principal offices of Community Bankers Acquisition Corp.

4. I understand that, unless the transfer by me of the CBAC Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, CBAC reserves the right, in its sole discretion, to place the following legend on the certificates for such shares, or any substitutions therefor, issued to my transferee:

The shares represented by this certificate were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of BOE Financial Services of Virginia, Inc. with and into Community Bankers Acquisition Corp., in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

5. It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to CBAC (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to CBAC, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations reasonably satisfactory to CBAC that CBAC Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

COMMUNITY BANKERS ACQUISITION CORP.

            , 2007

6. I further understand and agree that the provisions of Rule 145 shall apply to all shares of CBAC Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger.

7. By acceptance hereof, CBAC agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, it will use commercially reasonable efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer any CBAC Common Stock issued to me in the Merger.

Very truly yours,

By:
Name:

Accepted this      day of             , 2007.

COMMUNITY BANKERS ACQUISITION CORP.

By:
Its:

EXHIBIT K

OPINION OF

BOE FINANCIAL SERVICES OF VIRGINIA, INC. COUNSEL

This opinion is delivered pursuant to Section 9.2(e) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

1. BOE Financial Services of Virginia, Inc. (“BOE”) is a corporation validly existing and in good standing under the Laws of the Commonwealth of Virginia with full corporate power and authority to carry on the business in which it is engaged as described as being carried on by it in the Proxy Statement used to solicit the approval by the stockholders of Community Bankers Acquisition Corp. (“CBAC”) and BOE of the transactions contemplated by the Agreement.

2. The authorized capital stock of BOE consists of [10,000,000] shares of BOE Common Stock and [1,000,000] shares of preferred stock.

3. The execution and delivery of the Agreement and compliance with its terms, and consummation of the transactions contemplated thereby, do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of BOE.

4. In accordance with the Laws of the Commonwealth of Virginia, the Articles of Incorporation of BOE and the Bylaws of BOE, and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of BOE.

5. The Agreement has been duly and validly executed and delivered by BOE, and assuming valid authorization, execution, and delivery by CBAC, constitutes a valid and binding agreement of BOE enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

EXHIBIT L

OPINION OF

COMMUNITY BANKERS ACQUISITION CORP. COUNSEL

This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

1. Community Bankers Acquisition Corp. (“CBAC”) is a corporation validly existing and in good standing under the Laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged as described as being carried on by it in the Proxy Statement used to solicit the approval by the stockholders of CBAC and BOE Financial Services of Virginia, Inc. (“BOE”) of the transactions contemplated by the Agreement.

2. The authorized capital stock of CBAC consists of [50,000,000] shares of CBAC Common Stock and [5,000,000] shares of CBAC Preferred Stock.

3. The execution and delivery of the Agreement and compliance with its terms, and consummation of the transactions contemplated thereby, do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of CBAC.

4. In accordance with the Laws of the State of Delaware, the Amended and Restated Certificate of Incorporation of CBAC, and the Bylaws of CBAC and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of CBAC and by the stockholders of CBAC at the Stockholders’ Meeting.

5. The Agreement has been duly and validly executed and delivered by CBAC and, assuming valid authorization, execution, and delivery by BOE, constitutes a valid and binding agreement of CBAC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally, provided, however, that we express no opinion as to the availability of equitable remedies.

6. The shares of the $.01 par value common stock of CBAC to be issued to the stockholders of BOE as contemplated by the Agreement have been duly and validly authorized for issuance, have been duly and validly registered under the Securities Act of 1933, as amended, and when delivered to the stockholders of CBAC pursuant to the Agreement following consummation of the Merger will be duly and validly issued, fully paid and non-assessable, free of any preemptive or other similar rights.